Exhibit 10.1

EXECUTION VERSION

$750,000,000

3-YEAR CREDIT AGREEMENT

Dated as of

June 13, 2006

Among

THE INTERPUBLIC GROUP OF COMPANIES, INC.

as Borrower,

ELF SPECIAL FINANCING LTD.

as Initial Lender and L/C Issuer,

MORGAN STANLEY CAPITAL SERVICES INC.

as Administrative Agent and L/C Administrator

TABLE OF CONTENTS
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ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.	Certain Defined Terms	1
Section 1.02.	Computation of Time Periods	13
Section 1.03.	Construction	13

ARTICLE 2
AMOUNTS AND TERMS OF THE LOANS AND LETTERS OF CREDIT

Section 2.01.	The Loans and Letters of Credit	14
Section 2.02.	Making the Loans	15
Section 2.03.	Issuance of, Amendment to and Drawings and
Reimbursements Under Letters of Credit		15
Section 2.04.	Fees	18
Section 2.05.	Optional Termination of Commitment	18
Section 2.06.	Repayment	19
Section 2.07.	Interest on Advances	19
Section 2.08.	Interest Rate and Fee Determination	19
Section 2.09.	Prepayments of Advances	20
Section 2.10.	Cost Adjustments	21
Section 2.11.	Payments and Computations	22
Section 2.12.	Taxes	22
Section 2.13.	Sharing of Payments, Etc	25
Section 2.14.	Evidence of Debt	26
Section 2.15.	Use of Proceeds and Letters of Credit	26
Section 2.16.	Fundamental Changes	26

ARTICLE 3
CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01.	Conditions Precedent to Effectiveness of Agreement	30
Section 3.02.	Conditions Precedent to Each Borrowing	31
Section 3.03.	Conditions to Loans	31

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of the Borrower	32

i

Schedules
Schedule 1	-	List of Applicable Lending Offices
Schedule 4.01(g)	-	Tax Returns

Exhibits
Exhibit A-1	-	Form of Sterling L/C Backstop Letter of Credit
Exhibit A-2	-	Form of Dollar L/C Backstop Letter of Credit
Exhibit A-3	-	Form of Amendment to Letter of Credit
Exhibit B	-	Form of Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Assignment and Assumption
Exhibit E-1	-	Form of Opinion of Cleary Gottlieb Steen & Hamilton LLP
Exhibit E-2	-	Form of Opinion of In-House Counsel for the Borrower

3-YEAR CREDIT AGREEMENT

Dated as of June 13, 2006

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Borrower”), ELF SPECIAL FINANCING LTD., a Cayman Islands limited liability company as lender (in such capacity, the “Initial Lender”) and as L/C Issuer, and MORGAN STANLEY CAPITAL SERVICES INC., as administrative agent for the Lenders (as hereinafter defined) and as L/C Administrator, agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Advance” means a Loan or a Reimbursement Obligation and includes, after a Tranching Effective Date to the extent any Advances are from time to time thereafter outstanding, Advances under each Tranche of Advances.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means MSCS in its capacity as administrative agent, or any successor Agent.

“Agent’s Account” means an account maintained by the Agent and designated in writing to the Borrower and the Lenders as the Agent’s Account.

“Agreement” means this agreement between the Borrower, the Initial Lender, the L/C Issuer, the Agent and the L/C Administrator.

“Aggregate Exposure” means, at any time, (a) the aggregate principal amount of Advances (including Advances of all Tranches, if applicable) outstanding at such time plus (b) the aggregate Available Amount of all Letters of Credit (including the portions of Letters of Credit attributable to all Tranches, if applicable) outstanding at such time.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Applicable Lending Office” opposite its name on Schedule 1 hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent in writing.

“Applicable Margin” means, initially, 0.78% per annum, as the same may be adjusted from time to time pursuant to Section 6.03.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender assignor and an assignee in substantially the form of Exhibit D hereto or in any other form approved by the Agent with the prior written consent of the Borrower, not to be unreasonably withheld or delayed.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy” means the Borrower (or any Successor of the Borrower) (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) becomes insolvent or is unable to pay its debts or fails or admits in writing in a judicial, regulatory or administrative proceeding or filing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes or has instituted against it a proceeding, whether judicial, quasi-judicial or administrative, seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against in, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 calendar days of the institution or presentation thereof; (e) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (g) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 calendar days thereafter; or (h) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) to (g) (inclusive).

“Borrowed Money” means any obligation (excluding an obligation under a revolving credit arrangement for which there are no outstanding, unpaid drawings in respect of principal) for the payment or repayment of borrowed money (which term shall include, without limitation, deposits and reimbursement obligations arising from drawings pursuant to letters of credit).

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“Borrowing” means a borrowing of a Loan made by the Initial Lender pursuant to Section 2.01(a) on a date specified pursuant to Section 2.02.

“Business Day” means a day of the year other than a Saturday or a Sunday or a day on which banking institutions in New York City or Chicago, Illinois are authorized or required by law, regulation or executive order to close; provided, however, that if the applicable Business Day relates to interest payable hereunder or the calculation of Three-month LIBOR, such day must also be a London Banking Day.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Collection Account” means the account maintained by the Indenture Trustee at LaSalle Bank National Association at its office at 181 West Madison Street, 32nd Floor, Chicago, Illinois, 60602, Account Numbers 710821.4 and 710821.5 or such other account in the United States and with a U.S. financial institution as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.

“Commitment” means the commitment of the Initial Lender to make Loans to the Borrower from time to time and of the L/C Issuer to issue Letters of Credit, in the aggregate amount at any time outstanding of $750,000,000, as such amount may be decreased pursuant to Section 2.16(b).

“Common Stock” means the common stock, par value $0.10 per share, of the Borrower, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, merger, consolidation or similar transaction in which the Borrower is a constituent corporation.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its Consolidated financial statements as of such date.

“Counterparty Swap Termination Date” means the date, if any, following the occurrence of a Counterparty Swap Termination Event (a) that is (i) if either (x) such Counterparty Swap Termination Event occurred or (y) the Holders of a majority in aggregate principal amount of the Credit Linked Notes have elected to exchange their Credit Linked Notes as a result of such Counterparty Swap Termination Event, less than six Business Days prior to a Payment Date, six Business Days prior to the second succeeding Payment Date and (ii) otherwise, six Business Days prior to the next succeeding Payment Date and (b) on or prior to which no qualified replacement swap counterparty shall have been appointed or replacement swap entered into.

“Counterparty Swap Termination Event” means a Swap Termination Event which entitles the Initial Lender to deliver a termination notice under the Interest Rate Swap.

“Credit Event” means a Bankruptcy or a Failure to Pay, in each case as to which there is Publicly Available Information.

“Credit Linked Notes” means the Floating Rate Credit Linked Notes due 2009 issued by the Initial Lender under the Indenture.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Dollars” and the “$” sign each means the lawful currency of the United States of America.

“Downstream Affiliate” means an entity whose outstanding shares or other interests that have the power to elect the board of directors or similar governing body thereof were, at the date of issuance of a Qualifying Affiliate Guarantee, more than 50% owned, directly or indirectly, by the Borrower (or any Successor of the Borrower).

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means, with respect to any Lender assignor, (a) any Noteholder (or holder of a beneficial interest in a global Credit Linked Note) and (b) any other Person that (i) such Lender assignor reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) acquiring an Advance for its own account or for the account of a qualified institutional buyer or (ii) is acquiring an Advance in accordance with any other exception from registration under the Securities Act for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.

“Event of Default” has the meaning specified in Section 6.01.

“Exposure Excess” means, at any time prior to the Termination Date, the excess, if any, of Aggregate Exposure at such time over the amount of the Commitment (including Commitments of all Tranches, if applicable) at such time.

“Failure to Pay” means, after the expiration of any applicable Grace Period (after the satisfaction of any conditions precedent to the commencement of such Grace Period), the failure by the Borrower (or any Successor of the Borrower) to make, when and where due, any payments in an aggregate amount of not less than $1,000,000 (or the equivalent in any other currency at the time of the Failure to Pay) under one or more Obligations, in accordance with the terms of such Obligations at the time of such failure.

“Fee Period” means the period (a) initially, from and including the Effective Date and to but excluding September 15, 2006 (or, if such day is not a Business Day, the next succeeding Business Day), and (b) thereafter, from and including the last day of the immediately preceding Fee Period and to but excluding the next Period End Date or, if occurring prior to such Period End Date, the Termination Date; provided that in the case of a Termination Date occurring upon termination in whole of the Commitment pursuant to Section 6.02(a), the related Fee Period shall end on the Business Day next succeeding the Termination Date.

“Fundamental Change” means (a) a “person” or “group” within the meaning of Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) other than the Borrower, its Subsidiaries or any employee benefit plan of the Borrower or any of its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that the person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of the common stock of the Borrower representing more than 50% of the voting power of its common stock; (b) consummation of any share exchange, consolidation or merger of the Borrower pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Subsidiary of the Borrower; provided, however, that a transaction where the holders of more than 50% of all classes of the common equity of the Borrower immediately prior to the transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after the event shall not be a Fundamental Change; or (c) the Borrower is liquidated or dissolved or holders of its Capital Stock approve any plan or proposal for its liquidation or dissolution; provided, however, that a Fundamental Change shall not be deemed to have occurred if at least 90% of the consideration (excluding cash payments for fractional shares and cash payment pursuant to dissenters’ appraisal rights) in the transaction or transactions constituting the Fundamental Change consists of shares of common stock of a United States company with full voting rights traded on a national securities exchange or quoted on the NASDAQ National Market (or which shall be so traded or quoted when issued or exchanged in connection with such Fundamental Change).

“Fundamental Change Commitment Reduction Date” has the meaning specified in Section 2.16(b)(i).

“Fundamental Change Prepayment Default” means an Event of Default arising as a result of a failure by the Borrower to make a mandatory prepayment required by Section 2.16(b).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Grace Period” means: (a) subject to clause (b), the applicable grace period with respect to payments under the relevant Obligation under the terms of such Obligation in effect as of the later of the Effective Date and the date as of which such Obligation is issued or incurred, and (b) if, at the later of the Effective Date and the date as of which an Obligation is issued or incurred, no grace period with respect to payments or a grace period with respect to payments of less than three Grace Period Business Days is applicable under the terms of such Obligation, a Grace Period of three Grace Period Business Days shall be deemed to apply to such Obligation; provided, however, that such deemed Grace Period shall expire no later than the Maturity Date. For the purposes of this definition of Grace Period, “Grace Period Business Day” means a day on which commercial banks and foreign exchange markets are generally open to settle payments in the place or places and on the days specified for that purpose in the relevant Obligation and if a place or places are not so specified, in the jurisdiction of the currency or currencies in which the relevant Obligation is denominated.

“Initial Lender” has the meaning set forth in the introductory paragraph of this Agreement.

“Indenture” means the Indenture dated as of the Effective Date setting forth the terms of the Credit Linked Notes.

“Indenture Event of Default” has the meaning specified in the Indenture.

“Indenture Trustee” means LaSalle Bank National Association, as Trustee under the Indenture.

“Interest Period” means the period (a) initially, from and including the Effective Date and to but excluding September 15, 2006 (or, if such day is not a Business Day, the next succeeding Business Day), and (b) thereafter, from and including the last day of the immediately preceding Interest Period and to but excluding the next Period End Date or, if occurring prior to such Period End Date, the later of (i) the Maturity Date and (ii) the date upon which all Advances have been repaid in full.

“Interest Rate Swap” means the interest rate swap transaction entered into between MSCS and the Initial Lender with effect from the Effective Date pursuant to the terms of the ISDA Master Agreement dated as of June 13, 2006 between Morgan Stanley International Limited and the Initial Lender and related schedule and confirmation and any interest rate swap transaction entered into by the Initial Lender that replaces such interest rate swap transaction (including any ISDA Master Agreement, schedules and confirmations entered into in connection therewith) or any replacement interest rate swap transaction.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Junior Notes” means the Series C Credit Linked Notes.

“L/C Administrator” means MSCS, in its capacity as letter of credit administrator for the L/C Issuer, or any successor L/C Administrator.

“L/C Availability Period” means the period from the Effective Date until the earlier of (a) 30 days prior to the Maturity Date and (b) the date of effectiveness of a termination in whole of the L/C Issuer’s obligation to issue Letters of Credit pursuant to Section 6.02(a).

“L/C Disbursement” means a payment made by the L/C Issuer in respect of a drawing under a Letter of Credit.

“L/C Excess” means, at any time, the excess, if any, of the aggregate Available Amount of Letters of Credit (including the portions of Letters of Credit attributable to all Tranches, if applicable) outstanding at such time over the amount of the Commitment at such time (including Commitments of all Tranches, if applicable).

“L/C Facility” means, at any time, an amount equal to the lesser of (i) $600,000,000 and (ii) the amount of the Commitment at such time.

“L/C Issuer” means ELF Special Financing Ltd., in its capacity as issuer of Letters of Credit hereunder.

“L/C Termination Notice” means a notice delivered by the L/C Administrator on behalf of the L/C Issuer to the beneficiary of a Letter of Credit notifying such beneficiary of a termination of, or reduction in the Available Amount of, such Letter of Credit.

“Lender” means the Initial Lender and each Person that shall become a party hereto pursuant to Section 8.07.

“Letter of Credit” means any irrevocable standby letter of credit, issued by the L/C Issuer pursuant to this Agreement and substantially in the form of Exhibit A or such other form as may be permitted pursuant to Section 2.03.

“LIBOR Determination Date” means the second London Banking Day preceding the related LIBOR Reset Date.

“LIBOR Reset Date” means the Effective Date and each Period End Date thereafter.

“Loan” means a loan made by the Initial Lender to the Borrower pursuant to Section 2.01(a).

“Loan Documents” means this Agreement and the Notes, if any.

“London Banking Day” means a day on which commercial banks are open for business, including dealings in Dollars, in London.

“Mandatory Exchange Election” means the election by the holders of a majority in aggregate principal amount of the Credit Linked Notes to exchange their Credit Linked Notes following an Event of Default.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

“Maturity Date” means June 15, 2009 or, if such day is not a Business Day, the immediately preceding Business Day.

“Moneyline Telerate Page 3750” means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for Dollars.

“MSCS” means Morgan Stanley Capital Services Inc.

“Note” means a promissory note of the Borrower payable to any Lender, delivered pursuant to a request made under Section 2.14 or Section 6.03(c) in substantially the form of Exhibit B hereto (modified as necessary to reflect the Tranche of Advances evidenced by such Note, if applicable), evidencing indebtedness owed by the Borrower to such Lender resulting from the Advances made to the Borrower.

“Noteholders” means the holders of the Credit Linked Notes.

“Notice of Amendment” has the meaning specified in Section 2.03(b).

“Notice of Borrowing” has the meaning specified in Section 2.02.

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Obligation” means any obligation of the Borrower (or any Successor of the Borrower) (either directly or as provider of a Qualifying Affiliate Guarantee) that is Borrowed Money; provided, however, that in the event such obligation is a Qualifying Affiliate Guarantee, such Qualifying Affiliate Guarantee will be deemed to be Borrowed Money for the purpose of this definition if the Underlying Obligation is Borrowed Money.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Borrower.

“Officer’s Certificate” means a certificate signed by any Officer or attorney-in-fact of the Borrower.

“Optional Termination” has the meaning specified in Section 2.05.

“Optional Termination Effective Date” has the meaning specified in Section 2.05.

“Optional Termination Notice” has the meaning specified in Section 2.05.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Payment Date” means, in respect of any Fee Period or Interest Period, the date that is one Business Day prior to the last day of such Fee Period or Interest Period (as the case may be).

“Period End Date” means (a) initially, September 15, 2006 and (b) thereafter, the 15th day of each March, June, September and December or, if such day is not a Business Day (i) if the next succeeding Business Day falls in the next succeeding calendar month, the preceding Business Day and (ii) otherwise, the next succeeding Business Day.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Publicly Available Information” means information that reasonably confirms any of the facts relevant to the determination that a Failure to Pay or Bankruptcy has occurred and which (i) has been published in or on not less than two Public Sources, regardless of whether the reader or user thereof pays a fee to obtain such information; provided, however, that, if any party hereto or any of their respective Affiliates (other than the Borrower or any of its Affiliates) is cited as the sole source of such information, then such information shall not be deemed to be Publicly Available Information unless such party or its Affiliate is acting in its capacity as trustee, fiscal agent, administrative agent, clearing agent or paying agent for an Obligation, (ii) is information received from or published by (A) the Borrower or (B) a trustee, fiscal agent, administrative agent, clearing agent or paying agent for an Obligation, (iii) is information contained in any petition or filing instituting a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights or a petition for winding-up or liquidation against or by the Borrower or (iv) is information contained in any order, decree, notice or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body.

“Public Source” means each of Bloomberg Service, Dow Jones Telerate Service, Reuter Monitor Money Rates Service, Dow Jones News Wire, Wall Street Journal, New York Times, Nihon Keizai Shinbun, Asahi Shinbun, Yomiuri Shinbun, Financial Times, La Tribune, Les Echos and The Australian Financial Review (and successor publications), the main sources of business news in the country in which the Borrower is organized and any other internationally recognized published or electronically displayed news sources.

“Purchase Agreement” means the purchase agreement dated as of June 6, 2006 among the Initial Lender, the Borrower, Morgan Stanley & Co. Incorporated and the other parties thereto.

“Qualifying Affiliate Guarantee” means an arrangement evidenced by a written instrument pursuant to which the Borrower (or any Successor of the Borrower) irrevocably agrees (by guarantee of payment or equivalent legal arrangement) to pay all amounts due under an obligation (the “Underlying Obligation”) for which a Downstream Affiliate is the obligor. Qualifying Affiliate Guarantees shall exclude any arrangement (x) structured as a surety bond, financial guarantee insurance policy, letter of credit or equivalent legal arrangement or (y) pursuant to the terms of which the payment obligations of the Borrower (or any Successor of the Borrower) can be discharged, reduced or otherwise altered or assigned (other than by operation of law) as a result of the occurrence or non-occurrence of an event or circumstance (other than payment).

“Ratable Share” of any amount means, with respect (a) to the Initial Lender prior to the Termination Date, 100%, and (b) to any Lender at any time thereafter, the product of (i) a fraction the numerator of which is the aggregate principal amount of such Lender’s Advances outstanding at such time and the denominator of which is the aggregate principal amount of all Advances outstanding at such time and (ii) such amount.

“Register” has the meaning specified in Section 8.07(d).

“Reimbursement Obligation” has the meaning specified in Section 2.03(c).

“Relevant Jurisdiction” means, with respect to the Borrower, the jurisdictions (a) in which the Borrower is incorporated, organized, managed, controlled or considered to have its seat, or otherwise is considered as a resident for tax purposes, (b) where an office through which the Borrower is acting for purposes of this Agreement is located, (c) in which the Borrower executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Required Lenders” means at any time (a) prior to the Termination Date, the Initial Lender, and (b) after the Termination Date (i) Lenders holding at least a majority in interest of the then aggregate outstanding principal amount of the Advances or (ii) if no such Advances are then outstanding, the Lenders that would have constituted the Required Lenders immediately prior to the repayment of the Advances.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Indebtedness” has the meaning specified in Section 9.15.

“Subordinated Advances” has the meaning specified in Section 6.03.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Successor” means any Person who directly or indirectly succeeds to all or any portion of obligations of the Borrower hereunder by way of a Succession Event (as defined in the 2003 ISDA Credit Derivative Definitions as though references therein to the “Reference Entity” were references to the Borrower).

“Swap Counterparty Margin” means a percentage per annum equal to the fee payable by the Initial Lender from time to time on the reference amount under the Interest Rate Swap as the same may be in effect from time to time; provided, however, that the Swap Counterparty Margin may not be increased at any time without the prior written consent of the Borrower.

“Swap Termination Event” means the occurrence of an “event of default” or “termination event” under the terms of the Interest Rate Swap.

“Taxes” has the meaning specified in Section 2.12(a).

“Termination Date” means the earlier of (a) the Maturity Date and (b) the date of effectiveness of a termination in whole of the Commitment pursuant to Section 2.05 or 6.02(a).

“Termination Event” means (a) a Third-Party Termination Event or (b) a Credit Event.

“Third-Party Termination Event” means an Indenture Event of Default or a Swap Termination Event.

“Three-month LIBOR” means, (a) with respect to the initial Interest Period, 5.27% and (b) with respect to any subsequent Interest Period:

(i)           the rate for three-month deposits in Dollars commencing on the related LIBOR Reset Date that appears on the Moneyline Telerate Page 3750 as of 11:00 a.m., London time, on the LIBOR Determination Date;

(ii)          if no rate appears on the particular LIBOR Determination Date on the Moneyline Telerate Page 3750, the rate calculated by the Agent as the arithmetic mean of at least two offered quotations obtained by the Agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Agent with its offered quotation for deposits in Dollars for the period of three months, commencing on the related LIBOR Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that LIBOR Determination Date and in a principal amount that is representative for a single transaction in Dollars in that market at that time;

(iii)        if fewer than two offered quotations referred to in clause (ii) are provided as requested, the rate calculated by the Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m. (New York City time) on the particular LIBOR Determination Date by three major banks in New York City selected by the Agent for loans in Dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in Dollars in that market at that time; or

(iv)         if the banks so selected by the Agent are not quoting as mentioned in clause (iii) above, Three-month LIBOR in effect for the preceding Interest Period.

“Tranche” has the meaning specified in Section 6.03.

“Tranching Effective Date” has the meaning specified in Section 6.03.

“Tranching Election Notice” has the meaning specified in Section 6.03.

“Transaction Document” means each of the Indenture, the Credit Linked Notes, the Interest Rate Swap, the Letters of Credit, each other agreement or instrument entered into in connection with such agreements (including, without limitation, each security agreement, account control agreement and intercreditor agreement relating to any security interests securing any obligations under any such agreement, but excluding any agreement to which the Borrower is a party), the Memorandum and Articles of Association of the Initial Lender, any declaration of trust relating to the issued shares of the Initial Lender and any administration agreement entered into by the Initial Lender with respect to administrative and management services provided to it by any Person.

“Unused Commitment” means, at any time, (a) the amount of the Commitment at such time minus (b) the amount of the Aggregate Exposure at such time.

“Underlying Obligation” has the meaning specified in the definition of Qualifying Affiliate Guarantee.

“Voluntary Bankruptcy” means an Event of Default under Section 6.01(e) or a Bankruptcy, in either case if arising from the filing by the Borrower of a voluntary petition under chapter 11 of Title 11 to the United States Code 11 U.S.C. §§101 et seq.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions) of such Person.

“Warrant” has the meaning specified in Section 3.03.

“Warrant Agreement” means the Warrant Agreement dated as of the date hereof between the Borrower and the Initial Lender.

Section 1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the words “from” or “beginning on” mean “from and including” and the words “to”, “until”, “ending on” and “through” each mean “to but excluding”. Unless otherwise specified herein, all references to time shall mean New York City time.

Section 1.03. Construction. The definition of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “hereof”, “herein”, “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. The section headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect.

ARTICLE 2

AMOUNTS AND TERMS OF THE LOANS AND LETTERS OF CREDIT

Section 2.01. The Loans and Letters of Credit. (a) The Loans. The Initial Lender agrees, on the terms and conditions hereinafter set forth, to make Loans in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed the Unused Commitment at such time; provided, however, that, anything in this Agreement to the contrary notwithstanding, the Initial Lender shall have no obligation to make any Loan under this Section 2.01(a) from and after a Voluntary Bankruptcy. Each Borrowing pursuant to this Section 2.01(a) shall be in an aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof. Within the limits of the amount of the Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.09 and reborrow under this Section 2.01(a).

(b)   The Letters of Credit. The L/C Issuer agrees from time to time on any Business Day during the L/C Availability Period, on the terms and conditions hereinafter set forth, to (i) issue Letters of Credit in Dollars for the account of the Borrower in an Available Amount for each such Letter of Credit not to exceed the Unused Commitment at such time and (ii) at the request of the Borrower and subject to the prior written consent of the applicable beneficiary, amend one or more Letters of Credit previously issued by it (including for the purpose of increasing or reducing the Available Amount of such Letters of Credit); provided, however, that after giving effect to such issuance or amendment, the Available Amount for all Letters of Credit outstanding would not exceed the L/C Facility at such time. Each Letter of Credit shall have an Available Amount of not less than $10,000. No Letter of Credit shall have an expiration date (including all rights of the Borrower or any beneficiary to require renewal) later than the earlier of (x) the day that is 15 days prior to the Maturity Date or (y) unless otherwise agreed by the L/C Issuer or the L/C Administrator on its behalf, the date that is one year after the issuance of such Letter of Credit; provided, however, that any Letter of Credit that provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement so long as the L/C Issuer or the L/C Administrator on its behalf, has the unconditional right to prevent any such automatic extension from taking place, and such extension does not result in such Letter of Credit having an expiration that is later than the day that is 15 days prior to the Maturity Date. Within the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Reimbursement Obligations resulting from drawings thereunder pursuant to Section 2.09 and request the issuance of additional Letters of Credit under this Section 2.01(b).

Section 2.02. Making the Loans. Each Borrowing shall be made on notice, given not later than 11:00 a.m. (New York City time) on the date of the proposed Borrowing, by the Borrower to the Agent and the Initial Lender. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone (to the Agent), confirmed immediately in writing or facsimile (to the Agent and the Initial Lender), in substantially the form of Exhibit C hereto, specifying therein the requested (i) date of such Borrowing (which shall be a Business Day) and (ii) aggregate amount of such Borrowing. The Initial Lender shall, subject to fulfillment of the applicable conditions set forth in Article 3, make the proceeds of the Loan available to the Borrower by wire transfer in accordance with wire instructions provided to the Initial Lender before (x) 4:00 p.m. (New York City time) on the proposed date of such Borrowing, if the Initial Lender received the Notice of Borrowing prior to 11:00 a.m. (New York City time) on the proposed date of such Borrowing and (y) 2:00 p.m. (New York City time) on the proposed date of such

Borrowing, if the Initial Lender received the Notice of Borrowing on or after 11:00 a.m. but prior to 5:00 p.m. (New York City time) on the Business Day prior to the proposed date of such Borrowing. Each Notice of Borrowing shall be irrevocable and binding on the Borrower.

Section 2.03. Issuance of, Amendment to and Drawings and Reimbursements Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit to be issued after the Effective Date shall be issued upon notice, given not later than 11:00 a.m. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the L/C Administrator may agree), by the Borrower to the L/C Administrator and the L/C Issuer. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone (to the L/C Administrator), confirmed immediately in writing or facsimile (to the L/C Administer and the L/C Issuer), specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit (which shall comply with the requirements of Section 2.01(b)), (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit (if different from the form set forth in Exhibit A-1 or A-2). If the requested form of such Letter of Credit (to the extent different from the form set forth in Exhibit A-1 or A-2) is acceptable to the L/C Administrator in its reasonable discretion, the L/C Administrator on behalf of the L/C Issuer will, upon fulfillment of the applicable conditions set forth in Article 3, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. The L/C Administrator shall promptly notify the L/C Issuer of the issuance of any Letter of Credit.

(b)  Request for Amendment. Each Letter of Credit shall be amended, in each case as contemplated by Section 2.01, upon notice, given not later than 11:00 a.m. (New York City time) on the fifth Business Day prior to the proposed effective date of such amendment (or such shorter notice as the L/C Administrator may agree), by the Borrower to the L/C Administrator and the L/C Issuer. Each such notice of amendment of a Letter of Credit (a “Notice of Amendment”) shall be by telephone (to the L/C Administrator), confirmed immediately in writing or facsimile (to the L/C Administrator and the L/C Issuer), specifying therein the requested (i) Letter of Credit to be amended, (ii) effective date of the amendment thereof (which shall be a Business Day), and (iii) amount of the reduction or increase (as applicable) in the Available Amount of such Letter of Credit. If the requested form of such amendment (to the extent different from Exhibit A-3) is acceptable to the L/C Administrator in its reasonable discretion, the L/C Administrator on behalf of the L/C Issuer will, upon fulfillment of the applicable conditions set forth in Article 3, enter into such amendment.

(c)   Drawing and Reimbursement. If the L/C Issuer makes any L/C Disbursement under a Letter of Credit, the Borrower shall be obligated to reimburse the L/C Issuer for the amount of such L/C Disbursement (such obligation, a “Reimbursement Obligation”), which obligation shall for all purposes hereof be deemed to be an Advance made by the L/C Issuer on the date and in the amount of such L/C Disbursement. Notwithstanding anything herein to the contrary, no Letter of Credit will require same day funding with respect to any demand for payment received after 11:00 a.m. (New York City time) on any Business Day.

(d)   L/C Disbursement Procedures. The L/C Administrator shall promptly notify the Agent, the Borrower and the L/C Issuer of its receipt of any demand for payment under a Letter of Credit and whether the L/C Issuer will make or has made an L/C Disbursement with respect thereto; provided, however, that any failure to give or delay in giving such notice will not relieve the Borrower of its obligation to reimburse the L/C Issuer for any L/C Disbursement made with respect to such demand. The L/C Issuer hereby irrevocably authorizes the L/C Administrator to withdraw an amount not greater than the amount of any demand for payment made or deemed to have been made under a Letter of Credit from the Collection Account and pay such amount on behalf of the L/C Issuer to the applicable Letter of Credit beneficiary in accordance with the terms of the relevant Letter of Credit.

(e)   Obligations Absolute. The obligations of the Borrower to reimburse the L/C Issuer for the amount of each L/C Disbursement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms hereof, under all circumstances whatsoever, including without limitation the following circumstances:

(i)    any lack of validity or enforceability of this Agreement, any Letter of Credit or any other agreement or instrument relating thereto (each an “L/C Related Document”);

(ii)   any change in the time, manner or place of payment of any Letter of Credit;

(iii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person or entity for whom any such beneficiary or any such transferee may be acting), the L/C Issuer, the Initial Lender, the L/C Administrator or any other Person, whether in connection with any L/C Related Document or any unrelated transaction;

(iv) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(v)   payment by the L/C Issuer under a Letter of Credit against presentation of a draft or certificate that does not substantially comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(vii)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

(f)   Appointment of L/C Administrator. The L/C Issuer hereby authorizes the L/C Administrator to execute and deliver each Letter of Credit on behalf of the L/C Issuer in accordance with the terms hereof and hereby irrevocably constitutes and appoints the L/C Administrator its true and lawful attorney-in-fact for and on its behalf with full power of substitution and revocation in its own name or in the name of the L/C Administrator to issue, execute and deliver, as the case may be, each Letter of Credit and each amendment to a Letter of Credit and to carry out the purposes of this Agreement with respect to Letters of Credit. The L/C Administrator shall act on behalf of the L/C Issuer with respect to any Letter of Credit issued hereunder and the documents associated therewith and shall have all of the benefits and immunities (i) provided to the Agent in Article 7 with respect to any acts taken or omissions suffered by the L/C Administrator in connection with Letters of Credit issued or proposed to be issued hereunder and documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article 7 included the L/C Administrator with respect to such acts or omissions and the term “Lender” included the L/C Issuer, and (ii) as additionally provided herein with respect to the L/C Administrator.

Section 2.04. Fees. (a) Commitment Fees. The Borrower shall pay to the Agent for the account of the Initial Lender a commitment fee on the average daily Unused Commitment for each Fee Period at a rate per annum equal to the Applicable Margin as in effect from time to time during such period, payable (i) for such Fee Period on the applicable Payment Date and (ii) in arrears upon any termination or reduction in the Commitment or any Tranche thereof pursuant to Section 2.16(b), on the amount of the Commitment or any Tranche thereof so terminated or reduced.

(b)   Letter of Credit Fees. The Borrower shall pay to the Agent for the account of the L/C Issuer a commission on the average daily aggregate Available Amount of all Letters of Credit issued and outstanding from time to time for each Fee Period at a rate per annum equal to the Applicable Margin as in effect from time to time during such period, payable (i) for such Fee Period on the applicable Payment Date and (ii) in arrears upon any termination or reduction in the Available Amount of any Letter of Credit pursuant to Section 2.09(b) or 2.16(b) on the amount so terminated or reduced, as applicable.

(c)   Swap Fees. The Borrower shall pay to the Agent for the account of the Initial Lender a fee on the average daily Undrawn Amount for each Fee Period at a rate per annum equal to the Swap Counterparty Margin (if any), payable (i) for such Fee Period on the applicable Payment Date and (ii) upon termination of the Interest Rate Swap following a Swap Termination Event and receipt of notice thereof by the Borrower, in arrears through the date of such termination of the Interest Rate Swap. For the purpose of the foregoing “Undrawn Amount” means the amount of (x) the Commitment minus (y) the aggregate outstanding principal amount of the Advances.

Section 2.05. Optional Termination of Commitment.

(a)   If, at any time prior to the Termination Date, the aggregate amount of the Commitment is less than $50,000,000, the Borrower may elect to terminate in whole but not in part the outstanding Commitment (the “Optional Termination”) by (i) delivering an irrevocable notice (an “Optional Termination Notice”) to the Agent and the Initial Lender specifying the proposed date of such Optional Termination, (ii) issuing a press release including the Optional Termination Notice and (iii) publishing the Optional Termination Notice on its web site or such other similar publicly available medium as shall be available at such time. The Optional Termination shall be effective on a Business Day selected by the Borrower that is not less than 35 days following the satisfaction of the foregoing notification requirements (the “Optional Termination Effective Date”).

(b)  The Borrower shall prepay Advances, and take such other actions as shall be necessary, so that there are no Advances or Letters of Credit outstanding on the Optional Termination Effective Date (giving effect to all payments made by the Borrower and terminations of Letters of Credit on such date). If there shall be any Letters of Credit outstanding on the date that is five Business Days prior to the Optional Termination Effective Date, the L/C Administrator shall deliver an L/C Termination Notice to the beneficiary of each such Letter of Credit terminating such Letter of Credit, whereupon each such Letter of Credit shall terminate with effect on the Optional Termination Effective Date.

(c)   On the Optional Termination Effective Date, the Borrower shall pay to the Agent for the account of the Initial Lender and the L/C Issuer (as applicable) all accrued and unpaid interest and fees payable hereunder. Notwithstanding Section 2.11, all payments required to be made by the Borrower on the Optional Termination Effective Date shall be made prior to 10:00 a.m. (New York City time) on such date.

(d)  The Borrower may not reduce the Commitment in part or, except to the extent set forth in this Section 2.05, terminate the Commitment in full.

Section 2.06. Repayment. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of the Advances then outstanding (plus accrued and unpaid interest).

Section 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Advance from the date of such Advance until the principal amount thereof shall be paid in full, at a rate per annum during each Interest Period equal to the sum of (x) Three-month LIBOR in effect for such Interest Period plus (y) the Applicable Margin as in effect from time to time during such period, payable (i) for such Interest Period on the applicable Payment Date, and (ii) in arrears upon any payment of principal in respect of such Advance on the amount so paid.

(b)   Interest on Overdue Amounts. The Borrower shall pay interest on the amount of any interest, fee or other amount (excluding the principal amount of any Advance, as to which Section 2.07(a) shall apply) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such payment shall be paid in full and on demand, at a rate per annum equal at all times to Three-month LIBOR in effect for Advances at such time plus (i) prior to the Termination Date, 1.35% and (ii) after the Termination Date, the Applicable Margin for the applicable Tranche or, if such overdue amount does not relate to any Tranche, the weighted average Applicable Margin in respect of all Tranches of Advances outstanding at such time.

Section 2.08. Interest Rate and Fee Determination. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07. In addition, prior to the Termination Date, the Agent agrees that it will, not later than 12:00 noon (New York City time) on the Business Day prior to any Payment Date, provide a notice in writing to the Initial Lender and the Borrower setting forth the amount of interest and fees required to be paid by the Borrower on such Payment Date.

Section 2.09. Prepayments of Advances. (a) Optional. The Borrower may, upon notice delivered not later than 11:00 a.m. (New York City time) on the date of such prepayment to the Agent and the Initial Lender, and if such notice is given the Borrower shall, prepay the outstanding principal amount of one or more Advances in whole or ratably in part, together with interest accrued to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $100,000 in excess thereof. Each such notice of prepayment shall state the proposed date and aggregate principal amount of the prepayment.

(b)   Mandatory Prepayments. Except with respect to any Exposure Excess that exists as a result of any election made by the Initial Lender pursuant to Section 2.16(a), as to which Section 2.16 shall apply:

(i)    If the Agent, on behalf of the Initial Lender, notifies the Borrower on any date prior to the Termination Date that an Exposure Excess exists as of such date (the “Excess Notification Date”), the Borrower shall, within three Business Days following the receipt by the Borrower of such notice, prepay the outstanding principal amount of any Advances then owing by the Borrower in an aggregate amount equal to the lesser of (x) the amount of the Exposure Excess and (y) the aggregate principal amount of all Advances then outstanding.

(ii)   If the Agent, on behalf of the Initial Lender, notifies the Borrower that (notwithstanding any prepayment to be made pursuant to clause (i) above) an L/C Excess exists on any Excess Notification Date, the Borrower may, by not later than 5:00 p.m. on the Business Day following the date of receipt of such notice (the “Designation Deadline”), deliver to the Agent, the L/C Issuer and the L/C Administrator a notice in writing (the “Designation Notice”) identifying

Letters of Credit to be terminated and/or directing the L/C Administrator on behalf of the L/C Issuer to reduce the Available Amount of identified Letters of Credit as to which partial drawings are permitted; provided, however, that any such notice shall only be a Designation Notice for the purposes hereof if, after giving effect to all such terminations or reductions specified in such notice, the L/C Excess would be eliminated. If the L/C Administrator shall have received a Designation Notice by the Designation Deadline, the L/C Administrator shall deliver an L/C Termination Notice to the beneficiary of each Letter of Credit identified in the Designation Notice stating that, with effect from the fifth Business Day following the date of the delivery of the L/C Termination Notice, either the Available Amount of such Letter of Credit will be reduced or such Letter of Credit shall be terminated (as specified in the Designation Notice). If the L/C Administrator shall not have received a Designation Notice by the Designation Deadline, the L/C Administrator shall deliver an L/C Termination Notice to the beneficiary of one or more Letters of Credit stating that, with effect from the fifth Business Day following the date of delivery of the L/C Termination Notice, such Letter of Credit shall be terminated or the Available Amount of such Letter of Credit shall be reduced; provided, however, that the L/C Administrator shall first, to the extent permitted by the terms thereof, reduce the Available Amount of outstanding Letters of Credit selected by it in its sole discretion to the extent necessary to cause the L/C Excess to be eliminated and, second, if the Available Amount of all such Letters of Credit is not sufficient to eliminate such L/C Excess, terminate outstanding Letters of Credit selected by it in its sole discretion to the extent it reasonably deems necessary to eliminate such L/C Excess. In each case, each such Letter of Credit shall be terminated, or the Available Amount thereof reduced, in accordance with its terms with effect from the fifth Business Day following the date of delivery of the applicable L/C Termination Notice, and the Borrower shall be obligated immediately to repay any Reimbursement Obligation arising following the delivery of the applicable L/C Termination Notice and any drawings made by the applicable beneficiary under the Letter of Credit to which any such L/C Termination Notice applies.

(iii) Each prepayment of an Advance made pursuant to this Section 2.09(b) shall be made together with interest accrued to the date of such prepayment on the principal amount prepaid. Upon the termination or reduction in the Available Amount of a Letter of Credit pursuant to this Section 2.09(b), the Borrower shall pay all fees with respect to such Letter of Credit or such Available Amount (as applicable) that shall be accrued and unpaid through the date of such termination or reduction.

Section 2.10. Cost Adjustments. If, due to either (a) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (b) the compliance with any guideline or request issued after the date hereof by any governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Advances or to the L/C Issuer of agreeing to issue or of issuing or maintaining Letters of Credit (excluding for purposes of this Section 2.10(a) any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (ii) changes in the basis of taxation of the overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender or the L/C Issuer (as applicable) is organized or, in the case of any Lender, has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall, except as otherwise provided in Section 8.07(c), from time to time, upon demand by such Lender or the L/C Issuer (as applicable) (with a copy of such demand to the Agent), pay to such Lender or the L/C Issuer (as applicable) additional amounts sufficient to compensate such Lender or the L/C Issuer (as applicable) for such increased cost; provided, however, that, for the avoidance of doubt, the provisions of this Section 2.10 shall in no event apply to any increase in such costs to the extent arising out of or relating to the Indenture, the Credit Linked Notes, the Warrant Agreement, the Warrants or otherwise involving the offering or sale of any such securities, or any hedging transaction entered into in connection with the Loan Documents or any of the foregoing documents. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender or the L/C Issuer (as applicable), shall constitute prima facie evidence of such amounts.

Section 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder not later than 12:00 noon (New York City time) on the day when due in Dollars in same day funds and without deduction, setoff or counterclaim. On and prior to the Termination Date, each such payment shall be made to the Agent for the account of the Initial Lender or the L/C Issuer by wire transfer to the Collection Account, except payments to be made for the account of the Agent or the L/C Administrator pursuant to the express terms of this Agreement, which shall be paid directly to the parties entitled to such payments at the respective accounts designated by such parties. Following the Termination Date, each such payment shall be made to the Agent by wire transfer to the Agent’s Account, and the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.10, Section 2.12, Section 2.16 or Article 9) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender, the Agent, the L/C Administrator or the L/C Issuer (as applicable) to such Lender for the account of its Applicable Lending Office, the Agent, the L/C Administrator or the L/C Issuer, in each case to be applied in accordance with the terms of this Agreement. Upon the effectiveness of any Assignment and Acceptance, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)  All computations of interest shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)   Except as otherwise expressly provided herein, whenever any payment hereunder or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be.

Section 2.12. Taxes. (a) Any and all payments by the Borrower hereunder or under any Notes for the account of the Agent, the L/C Administrator, the L/C Issuer or the Initial Lender shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by the United States, any political subdivision thereunder or other Relevant Jurisdiction, excluding taxes imposed on its overall net income or the overall net income of a branch or office and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any Notes being hereinafter referred to as “Taxes”), unless such deduction is required by law. Subject to the terms and conditions of this Section 2.12, if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Agent, the L/C Administrator, the L/C Issuer or the Initial Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) the Agent, the L/C Administrator, the L/C Issuer or the Initial Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)   In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies, imposed by any jurisdiction, that arise from any payment made hereunder or under any Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any Notes (hereinafter referred to as “Other Taxes”).

(c)   The Borrower shall indemnify the Agent, the L/C Administrator, the L/C Issuer and the Initial Lender for and hold it harmless against the full amount of Taxes (including, without limitation, taxes of any kind imposed by the United States, any political subdivision thereof or other Relevant Jurisdiction on amounts payable under this Section 2.12) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and shall, subject to the provisions of Section 8.07(c), indemnify the Agent, the L/C Administrator, the L/C Issuer, the Initial Lender and each other Lender for and hold it harmless against the full amount of Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12) imposed on or paid by the Agent, the L/C Administrator, the L/C Issuer or such Lender (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Agent, the L/C Administrator, the L/C Issuer or such Lender (as the case may be) makes written demand therefor.

(d)   Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under any Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsections (e), (f) and (g), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)   The Initial Lender (i) hereby represents and warrants that it will file a timely election effective its date of formation under U.S. Treasury Regulation Section 301.7701-3 to be classified other than as an association for U.S. federal income tax purposes (a “Non-Corporate Entity”) and will not change such election, and (ii) in its capacity as both Initial Lender and L/C Issuer, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as requested in writing by the Borrower (but only so long as the Initial Lender remains lawfully able to do so), shall provide the Borrower (A) if a single Person is the owner of all of the Junior Notes for U.S. federal income tax purposes (any Person owning an interest in Junior Notes for such purposes, an “Owner”), two original Internal Revenue Service Forms W-9, or any successor or other form prescribed by the Internal Revenue Service, in which such Owner certifies that it is a United States person, or (B) if the Initial Lender has more than one Owner, two original Internal Revenue Service Forms W-8IMY, to which the Initial Lender attaches, with respect to each Owner, an original Internal Revenue Service Form W-9, or any successor or other form prescribed by the Internal Revenue Service, in which such Owner certifies that it is a United States person. Should the Initial Lender or any of its Owners become aware that the Initial Lender is not treated for U.S. federal income tax purposes as a Non-Corporate Entity, the Initial Lender shall provide the Borrower with two original Internal Revenue Service Forms W-8BEN, W-8ECI or W-8IMY, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that the Initial Lender is exempt from United States withholding tax on interest payments pursuant to this Agreement or any Notes. For the avoidance of doubt, (x) the Initial Lender, its Owner(s), the Borrower, the L/C Issuer and the Agent shall take no position on any tax return that is inconsistent with the characterization of the Initial Lender as a Non-Corporate Entity, or take any action that could reasonably be expected to undermine such characterization, (y) if the Initial Lender has complied with the requirements under this Section 2.12(e), it shall not be required to incur any expenses or take any other actions in connection with defending in any proceeding the characterization of the Initial Lender as a Non-Corporate Entity (unless the Borrower pays for such expenses), and (z) if the Initial Lender has complied with the requirements under this Section 2.12(e) and is nevertheless treated as an association for U.S. federal income tax purposes, the Initial Lender shall not be treated as having breached its representation under Section 2.12(e)(i).

(f)   For any period with respect to which an Owner is not a United States person or the Initial Lender has failed to provide the Borrower with the appropriate form(s) described in Section 2.12(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above) or if the Initial Lender otherwise breaches its representations or agreements under Section 2.12(e), neither the Initial Lender nor the L/C Issuer shall be entitled to additional amounts under Section 2.12(a) or to indemnification under Section 2.12(c) with respect to Taxes imposed as a result of such failure or breach; provided, however, that should the Initial Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps at the Initial Lender’s expense as the Initial Lender shall reasonably request to assist the Initial Lender to recover such Taxes.

(g)  The Agent and the L/C Administrator each represents that it is a United States person and agrees to provide to the Borrower on or before the date of its execution and delivery of this Agreement, and from time to time thereafter as requested in writing by the Borrower, an original Internal Revenue Service Form W-9, or any successor or other form prescribed by the Internal Revenue Service, in which it certifies that it is a United States person. If the Agent or the L/C Administrator breaches its representations or agreements in the preceding sentence or Section 2.12(e), then the Agent or the L/C Administrator, respectively, shall not be entitled to additional amounts under Section 2.12(a) or to indemnification under Section 2.12(c) with respect to Taxes imposed as a result of such breach.

(h)  The Borrower hereby warrants and represents that it will not claim a current deduction on any of its tax returns with respect to its payment of commitment fees pursuant to Section 2.04(a) or its delivery of Warrants to the Initial Lender pursuant to Section 3.03, and will instead capitalize such items for U.S. federal income tax purposes as required by Rev. Rul. 81-160 1981-1 CB 312.

Section 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.10, Section 2.12, Section 2.16 or Article 9) in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s Ratable Share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.14. Evidence of Debt. The Agent shall maintain an account or accounts evidencing the indebtedness of the Borrower to each Lender resulting from Advances from time to time, including the amounts of principal and interest payable and paid from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by the Agent on behalf of any Lender to the Borrower to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, from time to time, the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender in a principal amount up to the amount of the Commitment of (or, if the Commitment shall have been terminated, the Advances owed to) such Lender.

Section 2.15. Use of Proceeds and Letters of Credit. The Letters of Credit and the proceeds of the Loans shall be available (and the Borrower agrees that it shall use such Letters of Credit and such proceeds) solely for general corporate purposes of the Borrower and its Consolidated Subsidiaries.

Section 2.16. Fundamental Changes. (a) The Borrower shall, within ten Business Days after the occurrence of a Fundamental Change, (i) deliver a notice (a “Fundamental Change Notice”) of such Fundamental Change to the Agent and, prior to the Termination Date, the Initial Lender (the date of such notice, a “Fundamental Change Notice Date”), (ii) issue a press release including the Fundamental Change Notice and (iii) publish such Fundamental Change Notice on its web site or such other similar publicly available medium as shall be available at such time.

(b)   (i) If a Fundamental Change shall occur prior to the Termination Date, the Initial Lender may, in its sole discretion on the day that is 26 Business Days following a Fundamental Change Notice Date, elect to terminate in whole or reduce in part the amount of the Commitment (or, if a Tranching Effective Date in respect of such Fundamental Change shall have occurred, terminate in whole or reduce in part the amount of any Tranche of the Commitment) by delivering a notice in writing to the Borrower and the Agent (such notice, a “Fundamental Change Commitment Reduction Notice”). The Fundamental Change Commitment Reduction Notice will (A) state either (x) that, with effect from the date that is seven Business Days following the date of receipt by the Borrower of the Fundamental Change Commitment Reduction Notice (the “Fundamental Change Commitment Reduction Date”) the Commitment (or any Tranche of the Commitment) will be terminated in full, or (y) that with effect from the Fundamental Change Commitment Reduction Date, the amount of the Commitment (or any Tranche of the Commitment) will be reduced by a specified amount, (B) if applicable, identify the Tranche(s) of the Commitment to which such termination or reduction shall apply and (C) set forth the Exposure Excess (if any) that would be anticipated to result from such reduction as of the Fundamental Change

Commitment Reduction Date (assuming no Borrowing or prepayment of Loans and no issuance, expiration or termination of, and no increase or decrease in the Available Amount under, any Letter of Credit occurs from the date of such Fundamental Change Commitment Reduction Notice to the Fundamental Change Commitment Reduction Date). With effect from the applicable Fundamental Change Commitment Reduction Date, the Commitment (or the applicable Tranche of the Commitments) shall be automatically terminated in accordance with, or reduced by the amount set forth in, the applicable Fundamental Change Commitment Reduction Notice.

(ii)   If any termination or reduction in the Commitment pursuant to clause (i) above would cause an Exposure Excess to exist on the Fundamental Change Commitment Reduction Date, the Borrower shall, on the Fundamental Change Commitment Reduction Date, prepay Advances in an outstanding principal amount equal to the Exposure Excess (including, for the avoidance of doubt, any Reimbursement Obligations that will arise on the Fundamental Change Commitment Reduction Date following the delivery by the Agent of an L/C Termination Notice (if any) in accordance with clause (iii) below).

(iii) If, after giving effect to (1) any termination or reduction in the Commitment pursuant to clause (i) above and (2) prepayment of all Advances on the Fundamental Change Commitment Reduction Date pursuant to clause (ii) above (other than prepayments of Reimbursement Obligations resulting from the application of this clause (iii)), an L/C Excess would exist on the Fundamental Change Commitment Reduction Date, the Borrower may, by not later than 5:00 p.m. on the Business Day following the date of receipt of the Fundamental Change Commitment Reduction Notice (the “Fundamental Change Designation Deadline”) deliver to the Agent, the L/C Issuer and the L/C Administrator a notice in writing (the “Fundamental Change Designation Notice”) identifying Letters of Credit to be terminated and/or directing the L/C Administrator on behalf of the L/C Issuer to reduce the Available Amount of identified Letters of Credit as to which partial drawings are permitted; provided, however, that any such notice shall only be a Fundamental Change Designation Notice for the purposes hereof if, after giving effect to all terminations or reductions specified in such notice, the L/C Excess would be eliminated as of the Fundamental Change Commitment Reduction Date. If the L/C Administrator shall have received a Fundamental Change Designation Notice by the Fundamental Change Designation Deadline, the L/C Administrator shall deliver an L/C Termination Notice to the beneficiary of each Letter of Credit identified in the Fundamental Change Designation Notice stating that, with effect from the Fundamental Change Commitment Reduction Date, either the Available Amount of such Letter of Credit will be reduced or the Letter of Credit shall be terminated (as specified in the Fundamental Change Designation Notice). If the L/C Administrator shall not have received a Fundamental Change Designation Notice by the Fundamental Change Designation Deadline, the L/C Administrator shall deliver an L/C Termination Notice to the beneficiaries of one or more Letters of Credit then outstanding stating that, with effect from the Fundamental Change Commitment

Reduction Date, the Letter of Credit held by such beneficiary shall be terminated or the Available Amount of such Letter of Credit shall be reduced; provided, however, that the L/C Administrator shall, first, to the extent permitted by the terms thereof, reduce the Available Amount of outstanding Letters of Credit selected by it in its sole discretion to the extent necessary to cause the L/C Excess to be eliminated and, second, if the Available Amount of all such Letters of Credit is not sufficient to eliminate such L/C Excess, terminate outstanding Letters of Credit selected by it in its sole discretion to the extent it reasonably deems necessary to eliminate such L/C Excess. In each case, each such Letter of Credit shall be terminated, or the Available Amount thereof reduced, in accordance with its terms with effect from the Fundamental Change Commitment Reduction Date.

(iv) If, pursuant to this Section 2.16(b), the Initial Lender elects to terminate or reduce any Tranche of Commitments created pursuant to Section 6.03 following a Fundamental Change, then immediately after giving effect to such termination or reduction, (x) any remaining Advances and Letters of Credit (and unpaid interest and Letter of Credit fees in respect thereof) shall be automatically reallocated, to and among the remaining Tranche or Tranches pro rata based on the aggregate amount of the Commitments of the remaining Tranche or Tranches and (y) any accrued but unpaid commitment fees shall be allocated among the Tranche or Tranches of Commitments as in effect immediately prior to any such termination or reduction but after giving effect to the allocation referred to in the preceding clause (x), in each case with effect (for purposes of calculating interest and fees thereafter payable hereunder) from the last Payment Date in respect of which all accrued interest and fees were paid in full. It is understood and agreed that in no event shall the termination or reduction in the Commitments of any Tranche pursuant to this Section 2.16(b) result in a requirement to prepay Advances or terminate or reduce Letters of Credit to any greater extent than if no such Tranches had been created pursuant to Section 6.03 and the aggregate amount of such terminations and reductions had been instead applied to the amount of the aggregate Commitment.

(v)   On the Fundamental Change Commitment Reduction Date, the Borrower shall pay to the Agent for the account of the Initial Lender or the L/C Issuer (as applicable) accrued and unpaid fees and interest payable hereunder in respect of any Commitment (or Tranche of Commitment) terminated or reduced, in each case to the extent allocable to the Commitment (or Tranche of Commitments) so terminated or the portion of the Commitment (or Tranche of Commitment) so reduced; provided, however, that, in the case of a termination or reduction of any Tranche or Tranches of Commitment created pursuant to Section 6.03 following a Fundamental Change, for the purpose of calculating such accrued and unpaid fees and interest, (i) such Tranches shall be deemed to have been created with effect from the last Payment Date in respect of which all accrued interest and fees were paid in full, and (ii) any Advances prepaid, any Letter of Credit terminated or the Available Amount of which was reduced and any commitment fees prepaid, in each case pursuant to this Section 2.16(b), shall be deemed to have been Advances, Letters of Credit and commitment fees of the Tranche so reduced or terminated, or, if more than one Tranche of Commitments is reduced or terminated, shall be deemed to have been allocated pro rata between the Tranches based on the amount of such reduction or termination.

(vi) Upon any allocation or reallocation pursuant to clause (iv) or clause (v) above, the Agent shall provide written notice to the Borrower setting forth, with respect to each Tranche (A) the amount of the Commitment allocated to such Tranche, (B) the outstanding principal amount of all Advances allocated to such Tranche, and (C) the portion of the Available Amount of each Letter of Credit allocated to such Tranche. Prior to the Fundamental Change Commitment Reduction Date, the Agent shall provide written notice to the Borrower setting forth the amount of accrued and unpaid interest and fees, if any, payable in respect of each Tranche on the Fundamental Change Commitment Reduction Date (assuming no Borrowing or prepayment of Loans and no issuance, expiration or termination of, and no increase or decrease in the Available Amount under, any Letter of Credit occurs from the date of such notice to the Fundamental Change Commitment Reduction Date).

(vii) Notwithstanding Section 2.11, all payments required to be made by the Borrower on a Fundamental Change Commitment Reduction Date shall be made prior to 10:00 a.m. (New York City time) on such date.

(c)   If a Fundamental Change shall occur on or after the Termination Date, each Lender may, in its sole discretion on the day that is 26 Business Days following a Fundamental Change Notice Date (a “Fundamental Change Put Date”), require the Borrower to repay all, but not less than all, of such Lender’s Advances by delivering a notice (a “Fundamental Change Put Notice”) in writing to the Agent, which shall, on the Fundamental Change Put Date, deliver to the Borrower a notice setting forth the aggregate principal amount of all Advances so required by the Lenders to be prepaid and the amount of interest, accrued through the seventh Business Day following the Fundamental Change Put Date, payable with respect thereto. The Borrower shall, on the day that is seven Business Days following the Fundamental Change Put Date, prepay all Advances, together with accrued and unpaid interest thereon through the date of such payment, to the Agent for the account of each Lender that shall have delivered a Fundamental Change Put Notice prior to such Fundamental Change Put Date.

(d)   If a Termination Date shall occur after the occurrence of a Fundamental Change but prior to the related Fundamental Change Commitment Reduction Date, then for the foregoing purposes (i) any Fundamental Change Commitment Reduction Notice delivered pursuant to Section 2.16(b) shall automatically be null and void as if such Fundamental Change Commitment Reduction Notice had not been so delivered, (ii) such Fundamental Change will be deemed to have occurred on the Business Day following such Termination Date and (ii) Section 2.16(c) shall apply.

ARTICLE 3

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01. Conditions Precedent to Effectiveness of Agreement. This Agreement shall become effective on the first date (the “Effective Date”) on which the following conditions have been satisfied:

(a)   The Agent shall have received counterparts of this Agreement executed by the Borrower, the Initial Lender, the L/C Administrator and the L/C Issuer.

(b)   On the Effective Date, the following statements shall be true and the Agent shall have received a certificate signed by an Officer, dated the Effective Date, stating that:

(i)    the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)   no event has occurred and is continuing that constitutes a Default.

(c)   The Agent shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance satisfactory to the Agent:

(i)    Any Note required by the Initial Lender executed by the Borrower and made payable to the Initial Lender pursuant to Section 2.14.

(ii)   Certified copies of the resolutions of the Board of Directors or the Finance Committee of the Board of Directors of the Borrower approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by it hereunder, including any Notice of Borrowing, Notice of Issuance or Notice of Amendment (it being understood that the Borrower shall be entitled from time to time to update such certification with respect to documents delivered hereunder after the Effective Date).

(iv) Favorable opinions of Nicholas J. Camera, General Counsel of the Borrower, and of Cleary Gottlieb Steen & Hamilton LLP, counsel for the Borrower, substantially in the forms of Exhibits E-2 and E-1 hereto, respectively.

(v)   Such other such documents and certifications as the Agent may reasonably require to evidence that the Borrower is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of incorporation.

(d)  The Credit Linked Notes shall have been issued and the Initial Lender shall have received net proceeds of not less than $750,000,000 from such issuance. The Agent shall have received true and correct copies of the Indenture and the Credit Linked Notes. The Interest Rate Swap shall have become effective in accordance with its terms.

Section 3.02. Conditions Precedent to Each Borrowing. The obligation of the Initial Lender to make a Loan or of the L/C Issuer to issue any Letter of Credit or to amend any Letter of Credit to increase the Available Amount thereof shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or such issuance (as the case may be) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance or Notice of Amendment (as the case may be), and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance or amendment of such Letters of Credit (as the case may be) shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such issuance or amendment (as the case may be) such statements are true):

(a)   The representations and warranties contained in subsection (a)(i), (a)(ii), (b)(ii)(A), (d)(ii), and (f) of Section 4.01 are correct on and as of such date, before and after giving effect to such Borrowing, issuance or amendment (as the case may be) and to the application by the Borrower of the proceeds from such Borrowing (in the case of a Borrowing), as though made on and as of such date.

(b)   In the case of any Loan, the Termination Date shall not have occurred and, in the case of any issuance or amendment of a Letter of Credit, the L/C Availability Period shall not have ended.

(c)   Immediately after giving effect to such Loan, issuance or amendment (as the case may be) the Aggregate Exposure would not exceed the amount of the Commitment on such date.

(d)   In the case of an issuance or amendment of a Letter of Credit, immediately after giving effect to such issuance or amendment, the aggregate Available Amount of all Letters of Credit would not exceed the L/C Facility.

Section 3.03. Conditions to Loans. The Initial Lender’s obligation to make any Loan hereunder shall be subject to the condition precedent that Warrants (the “Warrants”) with respect to the Borrower’s common stock shall have been issued to the Initial Lender in accordance with the Purchase Agreement in consideration for the Initial Lender’s agreement to make Advances under Section 2.01(a) at the interest rate described in Section 2.07 (it being understood that satisfaction of the condition set forth in this Section 3.03 on the Effective Date will constitute satisfaction of this condition for all Loans hereunder). The Agent shall have received true and correct copies of such Warrants and the Warrant Agreement on or prior to the Effective Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as of the Effective Date, and in the case of subsections (a)(i), (a)(ii), (b)(ii)(A), (d)(ii), and (f) thereafter as of each date a Loan is made or a Letter of Credit is issued or amended to increase the Available Amount thereof, as follows:

(a)   The Borrower is (i) a corporation duly organized, incorporated and validly existing under the laws of the State of Delaware, (ii) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business and (iii) in good standing under the laws of the State of Delaware.

(b)  The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, if any, and the consummation of the transactions contemplated hereby, (i) are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, (ii) do not contravene, or constitute a default under, any provision of (A) applicable law or regulation or of the certificate of incorporation of the Borrower or (B) of any judgment, injunction, order, decree, material agreement or other material instrument binding upon the Borrower and (iii) do not result in the creation or imposition of any lien on any asset of the Borrower or any of its Consolidated Subsidiaries.

(c)   No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it, if any.

(d)  This Agreement (i) has been, and each of the Notes to be delivered by it, if any, when delivered hereunder will have been, duly executed and delivered by the Borrower and (ii) is, and each of the Notes to be delivered by it when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to general principles of equity.

(e)   Except as disclosed in the Borrower’s reports filed with the SEC prior to the Effective Date, there is no action, suit, investigation, litigation or proceeding pending against, or to the knowledge of the Borrower, threatened against the Borrower or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a significant probability of an adverse decision that (i) would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(f)   The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(g)  Except as set forth in Schedule 4.01(g), the Borrower and its Consolidated Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due reported on such returns or pursuant to any assessment received by the Borrower or any such Consolidated Subsidiary, to the extent that such assessment has become due, except, in each case, to the extent contested in good faith by the Borrower or any such Consolidated Subsidiary (as the case may be). The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

ARTICLE 5

COVENANTS OF THE BORROWER

So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or the Initial Lender shall have any Commitment hereunder, the Borrower:

Section 5.01. Preservation of Existence, Etc. Will preserve and maintain its existence, rights (constituent document and statutory) and franchises necessary in the normal conduct of its business, all to the extent material to the Borrower and its Consolidated Subsidiaries taken as a whole; provided, however, that the Borrower may consummate any merger or consolidation permitted under Section 5.03; and provided, further, that the Borrower shall not be required to preserve any right or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the normal conduct of the business of the Borrower and that the loss thereof is not material to the Borrower.

Section 5.02. Reporting. (a) Shall deliver to the Agent (for distribution to the Lenders) and, prior to the Termination Date, to the Initial Lender within 120 days after the end of each fiscal year of the Borrower, an Officer’s Certificate, the signor of which shall be the chief executive officer, chief financial officer, principal accounting officer or treasurer of the Borrower, stating whether or not the signor knows of any Default or Event of Default that occurred during such period and is continuing. If the signor does have such knowledge, the certificate shall describe the Default or Event of Default and its status.

(b)  As soon as possible and in any event within ten days after the chief executive officer, chief financial officer or principal accounting officer of the Borrower becomes aware of the occurrence of an Event of Default, shall deliver to the Agent (for distribution to the Lenders) and, prior to the Termination Date, to the Initial Lender, an Officer’s Certificate setting forth the details of the Event of Default, and the action which the Borrower proposes to take with respect thereto.

(c)   Shall deliver to the Agent (for distribution to the Lenders) and, prior to the Termination Date, to the Initial Lender, within 15 days after it files such annual and quarterly reports, information, documents and other reports with the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Borrower is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended. The annual and quarterly reports, information, documents and other reports referred to in this clause (c) will be deemed to have been delivered on the date on which the Borrower notifies the Agent that such reports and other materials have been posted on the SEC’s website at www.sec.gov. It is understood and agreed that no representation or warranty of any kind is required or deemed to be made by the Borrower in connection with its delivery of any information, document or report pursuant to this Section 5.02(c).

Section 5.03. Mergers, etc. Will not (a) consolidate with or merge with or into any Person, (b) sell, convey, lease, transfer, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person or (c) permit any Person to merge with or into the Borrower unless:

(i)    either (x) the Borrower is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes in an manner satisfactory to the Agent and each Lender all of the obligations of the Borrower under this Agreement and the Notes;

(ii)   before and immediately after giving effect to the transaction, no Default has occurred and is continuing; and

(iii) the Borrower delivers to the Agent and each Lender an Officer’s Certificate and an opinion of counsel, each in form and substance reasonably satisfactory to the Agent, stating that the consolidation, merger or transfer and the assumption referred to above (if any) comply with this Agreement.

Upon the consummation of any transaction effected in accordance with this Section 5.03, if the Borrower is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the Notes with the same effect as if such successor Person had been named as the Borrower in this Agreement.

ARTICLE 6

EVENTS OF DEFAULT AND TERMINATION EVENTS

Section 6.01. Events of Default. Any of the following shall constitute an Event of Default (each, an “Event of Default”):

(a)   The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b)  Any representation or warranty made or deemed to be made by the Borrower (or any of its officers) in this Agreement or made in any certificate or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (a “Material Misrepresentation”) and either (i) such Material Misrepresentation is not reasonably susceptible of being cured by the Borrower or (ii) such Material Misrepresentation shall not have been cured within ten Business Days after the chief executive officer, chief financial officer, or principal accounting officer of the Borrower becomes aware of such Material Misrepresentation; or

(c)   The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 2.16(a) and such failure shall continue unremedied for five Business Days, (ii) any term, covenant or agreement contained in Section 5.01 and such failure shall remain unremedied for ten days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or (iii) any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d)   (i) The Borrower or any of its Consolidated Subsidiaries shall fail to pay any principal of or premium or interest on any debt for borrowed money (but excluding debt outstanding hereunder and debt owed solely to the Borrower or to a Consolidated Subsidiary) of the Borrower or such Consolidated Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument creating or evidencing such debt; or (ii) the Borrower or any of its Consolidated Subsidiaries shall fail to perform or observe any covenant or agreement to be performed or observed by it in any agreement or instrument creating or evidencing any such debt and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the acceleration of, the maturity of such debt; or (iii) any other event shall occur or condition shall exist under any agreement or instrument creating or evidencing any such debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument (and remain uncured three Business Days after the chief executive officer, chief financial officer or principal accounting officer of the Borrower becomes aware or should have become aware of such event or condition), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such debt; or (iv) any such debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such debt shall be required to be made, in each case prior to the stated maturity thereof; provided, however, that the aggregate principal amount of all debt as to which any such payment defaults (whether or not at stated maturity thereof), failures or other events shall have occurred and be continuing exceeds $10,000,000; provided, further, that if any of the failures, actions, conditions or events set forth above in this subsection (d) shall be taken in respect of, or occur with respect to, a Consolidated Subsidiary, such failure, action, condition or event shall not be the basis for or give rise to an Event of Default under this subsection (d) unless such failure, action, condition or event is not cured or such amount has not been repaid within five Business Days after the chief executive officer, chief financial officer or principal accounting officer of the Borrower knows or has reason to know of the occurrence of such action or event; provided, further, that the existence, triggering or exercise of any repurchase right exercised on a holder-by-holder basis upon the occurrence of a fundamental change, termination of trading or other substantially equivalent circumstance unrelated to a default by the issuer of the relevant indebtedness shall not constitute an Event of Default under subsection (d)(iv); or

(e)   The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing in a judicial, regulatory or administrative proceeding or filing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower shall have a resolution passed to authorize any of the actions set forth above in this subsection (e).

Section 6.02. Remedies Upon Event of Default or Termination Event.

(a)   Termination of Commitments. If either (i) a Termination Event occurs, or (ii) an Event of Default occurs and (unless a Mandatory Exchange Election has been made) is continuing, then the Agent shall, (x) in the case of a Credit Event, whether or not so requested by the Required Lenders and (y) otherwise, if, but only if, so requested by the Required Lenders, deliver a notice of such Termination Event or Event of Default (as applicable) to the Borrower, whereupon:

(A)  the L/C Issuer’s obligation to issue Letters of Credit hereunder will automatically terminate with effect from (x) in the case of a Counterparty Swap Termination Event, the Counterparty Swap Termination Date, if any, and (y) otherwise, the date of receipt of such notice by the Borrower; and

(B)  the Commitment will automatically terminate with effect from the day that is (x) in the case of a Fundamental Change Prepayment Default, six Business Days following the date of receipt of such notice, (y) in the case of a Counterparty Swap Termination Event, the first Payment Date to occur after the Counterparty Swap Termination Date and (z) otherwise, ten Business Days after the receipt of such notice by the Borrower;

provided, however, that if a Bankruptcy or an Event of Default under Section 6.01(e) shall have occurred, (i) the L/C Issuer’s obligation to issue Letters of Credit hereunder will automatically terminate upon such occurrence and (ii) the Commitment shall automatically terminate with effect from the day that is ten Business Days after such occurrence, in each case without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

(b)   Termination of Letters of Credit. If either (i) a Termination Event occurs, or (ii) an Event of Default occurs and (unless a Mandatory Exchange Election has been made) is continuing, the L/C Administrator shall (x) in the case of a Credit Event, whether or not so requested by the Required Lenders, and (y) otherwise, if, but only if, so requested by the Required Lenders, in accordance with the terms of each Letter of Credit, notify each beneficiary of an outstanding Letter of Credit that such Letter of Credit shall terminate on the Termination Date, and such Letter of Credit shall so terminate, with effect from such date; provided, however, that in the case of a Counterparty Swap Termination Event, no such notice shall be delivered by the L/C Administrator prior to the Counterparty Swap Termination Date.

(c)   Acceleration. If any Event of Default occurs and (unless a Mandatory Exchange Election has been made) is continuing, then the Agent shall, if requested by the Required Lenders, deliver a notice of such Event of Default to the Borrower (which notice may be included in the notice delivered to the Borrower pursuant to 6.02(a)) whereupon, with effect from the later of the Termination Date and the date of receipt of such notice by the Borrower, the unpaid principal amount of the Advances, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that if an Event of Default under Section 6.01(e) shall have occurred, the unpaid principal amount of the Advances, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document will be automatically due and payable with effect from the day that is ten Business Days after such occurrence, in each case without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 6.03. Tranching of Advances, Commitments and Unpaid Fees. (a) At any time on or after the Termination Date or the occurrence of any Fundamental Change, the Initial Lender may elect by notice in writing to the Borrower (a “Tranching Election Notice”) to split the Advances (and (x), in the case of a Tranching Election Notice in respect of a Fun damental Change, the Commitment or (y) in the case of a Tranching Election Notice in respect of a Termination Date, any unpaid fees accrued under Sections 2.04(a) and 2.04(b)) into two or more tranches (each a “Tranche”) with effect from the last Payment Date in respect of which all accrued interest and fees were paid in full. The date upon which the Borrower receives any Tranching Election Notice is referred to herein as a “Tranching Effective Date”. Each Tranche shall:

(i)    consist of Advances (and, if the Tranching Effective Date occurs prior to the Termination Date, Commitments) in an aggregate principal amount determined by the Initial Lender in its sole discretion (and, if the Tranching Effective Date occurs on or after the Termination Date, unpaid fees accrued under Sections 2.04(a) and 2.04(b); provided, however, that the aggregate principal amount of all Tranches of Advances (and, if applicable, all Tranches of Commitments or Tranches of accrued and unpaid fees) shall equal the aggregate principal amount of the Advances (and, if applicable, the Commitment or the accrued and unpaid fees) outstanding immediately prior to the Tranching Effective Date;

(ii)  have an Applicable Margin determined by the Initial Lender in its sole discretion; provided, however, that (x) the weighted average Applicable Margin of all Tranches immediately after giving effect to the creation of such Tranches shall not exceed the Applicable Margin immediately prior to the Tranching Effective Date and (y) no Tranche shall have an Applicable Margin greater than 2.20% or less than 0.35%; and provided, further, that the change in the weighted average Applicable Margin of all Tranches upon the termination or reduction of the Commitment of any Tranche pursuant to Section 2.16(b) following a Fundamental Change (and related prepayments and reductions or terminations of Letters of Credit) shall not exceed, by more than 0.25%, the change in the weighted average cost of funding of the Initial Lender resulting from such Fundamental Change; and

(iii) otherwise have the same terms as the Advances (and (x), if the Tranching Effective Date occurs prior to the Termination Date, the Commitment or (y) if the Tranching Effective Date occurs on or after the Termination Date, the unpaid fees accrued under Sections 2.04(a) and 2.04(b)) outstanding immediately prior to the Tranching Effective Date; provided, however, that, if the Tranching Effective Date occurs on or after the Termination Date, the Initial Lender may designate all of the Advances of one or more Tranches to be “Subordinated Advances” for the purpose of this Agreement (such Advances, the “Subordinated Advances”).

(b)   Notwithstanding anything herein to the contrary, on or after any Tranching Effective Date (i) if such Tranching Effective Date occurs prior to the Termination Date, except as otherwise provided in Section 2.16(b), all Borrowings of Loans, all Letters of Credit and all Reimbursement Obligations arising hereunder on or after such Tranching Effective Date shall be allocated to each Tranche pro rata based on the aggregate Commitments of each Tranche then outstanding, (ii) except payments required to be made upon a termination or reduction in Commitments pursuant to Section 2.16(b) (which shall be allocated as necessary to the Tranche required to be prepaid thereunder), all payments of principal in respect of outstanding Advances, made or arising hereunder shall be allocated to each Tranche pro rata based on the aggregate principal amount of Advances of such Tranche then outstanding, and (iii) except for payments required to be made upon a termination or reduction in Commitments pursuant to Section 2.16(b) (which shall be allocated as required by Section 2.16(b)), all payments of interest or fees hereunder shall be allocated to each Tranche pro rata in proportion to the fees and interest owed in respect of the Advances, Letters of Credit and Commitments (whether or not previously terminated) of such Tranche.

(c)   Upon request by the Agent on behalf of any Lender, the Borrower shall promptly execute and deliver to the Agent for distribution to such Lender, upon receipt of any corresponding Note or Notes representing the outstanding principal amounts of the relevant Advances and instructions from the Agent as to the relevant Tranche or Tranches, and corresponding principal amounts, to be reflected in the new Notes to be produced by the Borrower under this Section 6.03(c), a Note in the aggregate principal amount of each Tranche of Advances held by such Lender payable to such Lender and reflecting the Tranche of Advances evidenced by such Note.

ARTICLE 7

THE AGENT

Section 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of any Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided in Section 8.01), and such instructions shall be binding upon all Lenders and all holders of any Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

Section 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Loan as the holder of the debt resulting therefrom until the Agent receives an Assignment and Acceptance entered into by such Lender, as assignor, and an assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03. MSCS and Affiliates. With respect to any Notes issued to it, MSCS shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include MSCS in its individual capacity. MSCS and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if MSCS were not the Agent and without any duty to account therefor to the Lenders.

Section 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Borrower as and when due hereunder) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, in its capacity as Agent, in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent in such capacity under this Agreement (collectively, the “Indemnified Costs”), provided, however, that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out of pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower as and when due hereunder. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b)  The failure of any Lender to reimburse the Agent promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any Notes. The Agent agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 7.05 that are subsequently reimbursed by the Borrower.

Section 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, effective upon the appointment of a successor Agent pursuant to this Section 7.06. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent by notice in writing to the Borrower and the other Lenders. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint by notice in writing to the Borrower and the other Lenders a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged therefrom as provided in this Section). After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 7.07. Delegation of Duties. The Agent and the L/C Administrator may perform any and all of its duties and exercise its rights and powers by or through its Affiliates. The indemnification provisions of this Agreement shall apply to any such Affiliate, and shall apply to such Affiliates’ respective activities in connection herewith; provided, however, that any such Affiliate shall not be entitled to additional payments or indemnification under Section 2.12 greater than the additional payments or indemnification that would have applied if the Agent or L/C Administrator had acted itself and not through an Affiliate. The Agent may perform any or all of its duties hereunder or under any other Loan Document through one or more sub-agents appointed by the Agent with the consent of the Borrower, not to be unreasonably withheld or delayed.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) increase or reduce the amount of the Commitment or subject the Lenders to any additional obligations (excluding, for the avoidance of doubt, the changes contemplated by Section 2.16 and 6.03), (b) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder (excluding, for the avoidance of doubt, the changes contemplated by Section 2.16 and 6.03), (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) change the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or (e) amend the definition of “Required Lenders” or this Section 8.01; provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note, (ii) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above to take such action, adversely affect the rights or duties of the L/C Issuer in its capacity as such under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the L/C Administrator in addition to the Lenders required above to take such action, adversely affect the rights or duties of the L/C Administrator in its capacity as such under this Agreement and (iv) no amendment, waiver or consent may change the provisions of Article 9 in a manner that would limit or terminate the benefits available to any holder of Senior Indebtedness unless holders of Senior Indebtedness holding at least a majority in principal amount of all Senior Indebtedness then outstanding, or a representative of such holders, consents to such amendment, waiver or consent.

Section 8.02. Notices, Etc. (a) Except as otherwise provided herein, all notices and other communications provided for hereunder shall be either in writing (including facsimile communication) and mailed, telecopied or delivered, if to the Borrower, to it, at its address at 1114 Avenue of the Americas, New York, New York 10036, Attention: Senior Vice President and Treasurer, Facsimile No.: 212-704-2229 (with a copy at the same address to the Senior Vice President and General Counsel); if to the Initial Lender or the L/C Issuer, to it at its Applicable Lending Office specified opposite its name on Schedule 1 hereto with a copy to LaSalle Bank National Association, 181 West Madison Street, 32nd Floor, Chicago, Illinois 60602, Attn: CDO Trust Services Group – ELF Special Financing Ltd., Facsimile No.: 312-904-0524 and the Agent; if to any other Lender, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent or the L/C Administrator, at its address at 1585 Broadway 2nd floor, New York NY 10036, Attention: Structured Credit

Products, James J. Hill, Facsimile No.: (212) 507-8465; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telecopied or emailed, be effective when delivered, telecopied or confirmed by email, respectively, except that notices and communications to the Agent pursuant to Article 2 or 3 shall not be effective until received by the Agent.

(b)  Each notice by the Agent pursuant to Section 6.02(a) shall be delivered by certified mail to 1114 Avenue of the Americas, New York, New York 10036, (i) Attention: Nicholas J. Camera, Senior Vice President and General Counsel, by email to Nick.Camera@interpublic.com and by telephone to (212) 704-1343 and (ii) Attention: Ellen Johnson, Senior Vice President and Treasurer, by email to Ellen.Johnson@interpublic.com and by telephone to (212) 704-1220 (but shall be deemed to have been received by the Borrower upon the first such notice to be received by the Borrower).

Section 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04. Costs and Expenses; Indemnity. (a) The Borrower agrees to pay on written demand all reasonable out-of-pocket expenses of the Agent in connection with the modification or amendment of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on written demand all costs and expenses of the Agent, the L/C Issuer, the L/C Administrator and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent, the L/C Issuer, the L/C Administrator and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b)  The Borrower agrees to indemnify and hold harmless the Agent, the L/C Issuer, the L/C Administrator and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or use of the Letters of Credit, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; provided, however, that the indemnity provided in this Section 8.04(b) shall in no event (i) entitle an Indemnified Party to payment in respect of claims, damages, losses, liabilities or expenses of any kind that are governed by other provisions of this Agreement in excess of amounts (if any) to which such Indemnified Party is entitled pursuant to such provisions, or (ii) apply to any claims, damages, losses, liabilities or expenses to the extent arising out of or relating to the Indenture, the Credit Linked Notes, the Warrant Agreement, the Warrants, or otherwise involving the offering or sale of any such securities, or any hedging transactions entered into in connection with the Loan Documents or any of the foregoing documents. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, the L/C Administrator, the L/C Issuer, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or of the Letters of Credit. The Borrower shall not be required to make any payments under this Section 8.04 with respect to Taxes (and liabilities with respect thereto and taxes imposed on overall net income or the overall net income of a branch or office and franchise taxes imposed in lieu of net income taxes) imposed with respect to payments made to the Agent, the L/C Issuer, the L/C Administrator or the Initial Lender, which shall be governed exclusively by Section 2.12(a).

Section 8.05. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application, provided, however, that, to the maximum extent permitted by law, the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

Section 8.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, the L/C Administrator, the L/C Issuer and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights or duties hereunder or any interest herein without the prior written consent of the Agent and the Lenders.

Section 8.07. Assignments. (a) Each Lender may assign to one or more Eligible Assignees (other than the Borrower or a Affiliate of the Borrower) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Advances owing to it, any Note or Notes held by it and all other amounts funded by or payable to it hereunder); provided, however, that no such assignment may occur prior to the Termination Date without the prior written consent of the Borrower, the L/C Issuer and the Agent. The parties to each such assignment shall execute and deliver to the Agent, for recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment. Upon such execution and delivery, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 8.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) record the information contained therein in the Register, (ii) give prompt notice thereof to the Borrower and (iii) deliver any such Note or Notes to the Borrower for cancellation and/or exchange for newly issued Notes (if any) in accordance with the provisions of this Agreement.

(c)   Notwithstanding anything to the contrary in this Agreement, no assignee Lender shall be entitled to receive payments under Section 2.10 and/or 2.12 hereof in respect of Advances or other rights assigned to it to the extent such payments would be in excess of the amounts to which the Lender assigning such Advances or other rights was entitled pursuant to such provisions prior to such assignment (giving effect to this Section 8.07(c) with respect to any prior assignment to such Lender); provided, however, that the provisions of this Section 8.07(c) shall not prohibit the payment of greater amounts under the provisions of Sections 2.10 or 2.12 to the extent arising from an event occurring subsequent to the consummation of such assignment and, in the case of Section 2.12, to the extent that such event would have entitled the assigning Lender to such greater amount had such assignment not been made (giving effect to this Section 8.07(c) with respect to any prior assignment to such assigning Lender).

(d)  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and

Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, principal amount of the Advances owing to each Lender from time to time and, in the case of the Initial Lender, the amount of the Commitment from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 8.08. Survival. All covenants, agreements, representations and warranties made in this Agreement and in certificates or other instruments delivered pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of Letters of Credit (it being understood and agreed that any such representation or warranty by the Borrower speaks only as of the date made or deemed made, except to the extent otherwise expressly provided for in such representation or warranty), regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Advance or any fee or other amount payable hereunder is outstanding and unpaid or any Commitment or Letter of Credit remains outstanding. The provisions of Sections 2.10, 2.12 and 8.04 and of Article 7 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes, the expiration or termination of all Letters of Credit and the expiration or termination of the Commitment.

Section 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.10. Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 8.11. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.12. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, if any, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any party hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any Notes in the courts of any jurisdiction.

(b)  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Notes in any New York State or federal court referred to in Section 8.12(a) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.13. No Liability Regarding Letters of Credit. None of the Agent, the Lenders, the L/C Administrator and the L/C Issuer, nor any of their Affiliates, or the respective directors, officers, employees, agents and advisors of such Person or such Affiliate, shall have any liability or responsibility by reason of or in connection with the issuance, amendment or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Administrator; provided, however, that the foregoing shall not be construed to excuse the L/C Issuer or the L/C Administrator from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer’s or the L/C Administrator’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or any failure to honor a Letter of Credit where the L/C Administrator is, under applicable law, required to honor it. The parties hereto expressly agree that, as long as the L/C Issuer and the L/C Administrator have not acted with gross negligence or willful misconduct, each of them shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Administrator on behalf of the L/C Issuer may, in its sole discretion, either (i) accept and make payment upon such documents without responsibility for further investigation or (ii) refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 8.14. PATRIOT Act Notification. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of Section 326 of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and the promulgated regulations thereto (the “PATRIOT Act”), it is or may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the PATRIOT Act.

Section 8.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agent, the L/C Administrator, the L/C Issuer and the Initial Lender (together, the “Lender Parties”), on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Lender Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) no Lender Party has assumed or will not assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether such Lender Party has advised or is currently advising the Borrower or any of its Affiliates on other matters) and no Lender Party has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Lender Parties and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender Parties do not have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship;

and (v) no Lender Party has provided and no Lender Party will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Lender Parties with respect to any breach or alleged breach of agency or fiduciary duty.

Section 8.16. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT, THE L/C ADMINISTRATOR, THE L/C ISSUER AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY NOTES OR ANY LETTER OF CREDIT OR THE ACTIONS OF THE AGENT, THE L/C ADMINISTRATOR, THE L/C ISSUER OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.17. Changes to Transaction Documents. Each of the Agent, the L/C Issuer, the L/C Administrator and the Initial Lender agrees that it shall not, and shall cause each of its Affiliates not to, enter into any amendment, waiver or other modification of, or consent to any change in or departure from the terms of, any Transaction Document to which it is a party or with respect to which such Person has the right to consent that could adversely affect the Borrower in any way without the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed.

Section 8.18. No-Petition. Each of the Agent, the L/C Administrator and the Borrower hereby covenants that it will not at any time institute against the Initial Lender or the L/C Issuer, or join any Person in instituting against the Initial Lender or the L/C Issuer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or any other similar proceedings under any Cayman Islands, United States federal or state, or other bankruptcy, insolvency or similar law in connection with any obligations of the Initial Lender or the L/C Issuer relating to the Advances, the Letters of Credit or any other Transaction Document until at least one year and one day (or any longer preference period under applicable law) has lapsed after the payment in full of all other amounts payable by the Initial Lender and the L/C Issuer hereunder; provided, however, that nothing in this Section 8.18 shall preclude, or be deemed to estop, the Agent, the L/C Administrator or the Borrower from taking any action prior to the expiration of the aforementioned one year and one day period in any case or proceeding voluntarily filed or commenced by the Initial Lender or the L/C Issuer or in any involuntary insolvency proceeding filed or commenced against the Initial Lender or the L/C Issuer by any Person other than the Agent, the L/C Administrator or the Borrower (as applicable).

Section 8.19. Limited Recourse. The obligations of the Initial Lender and the L/C Issuer hereunder constitute direct, limited recourse obligations of the Initial Lender and the L/C Issuer, and are payable only to the extent that funds are available in the Collection Account or otherwise from the assets or the proceeds of the assets of the Initial Lender and the L/C Issuer (the “Available Funds”). To the extent the Available Funds are insufficient to satisfy such obligations, such obligations will be extinguished. The Agent, the L/C Administrator and the Borrower hereby acknowledge and agree that the Initial Lender’s and the L/C Issuer’s obligations hereunder and under the Transaction Documents will be solely the corporate obligations of the Initial Lender and the L/C Issuer, as applicable, and that the Agent, the L/C Administrator and the Borrower shall not have any recourse (in the absence of fraud or willful misconduct) against any of the directors, officers or employees of the Initial Lender or the L/C Issuer for any claims, losses, damages, liabilities, indemnities or other obligations whatsoever in connection with any transactions contemplated by hereby and by the Transaction Documents.

ARTICLE 9

SUBORDINATION

Section 9.01. Agreement to Subordinate; Application of Article. The indebtedness hereunder with respect to Subordinated Advances, if any, is subordinated in right of payment, to the extent and in the manner provided in this Article 9, to the prior payment of all Senior Indebtedness (as defined in Section 9.15). The subordination provisions are for the benefit of and enforceable by the holders of Senior Indebtedness.

Section 9.02. Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Borrower to creditors upon a total or partial liquidation or a total or partial dissolution of the Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property, (a) holders of the Senior Indebtedness are entitled to receive payment in full in cash of all Senior Obligations (as defined in Section 9.15) in respect of Senior Indebtedness (and only such payment constituting “payment in full”) before Subordinated Lenders will be entitled to receive any payment of principal of or interest on the Subordinated Advances; and (b) until the Senior Indebtedness is paid in full, any distribution to which Subordinated Lenders would be entitled but for these subordination provisions shall instead be made to holders of Senior Indebtedness as their interests may appear.

Section 9.03. Default on Senior Indebtedness. The Borrower shall not pay the principal of or interest on the Subordinated Advances if at the time any Senior Indebtedness has not been paid when due, whether at maturity, upon mandatory prepayment, acceleration, or otherwise, and such default has not been cured or waived.

Section 9.04. When Distribution Must Be Paid Over. If a payment or other distribution is made to Subordinated Lenders that because of these subordination provisions should not have been made to them, the Subordinated Lenders that receive the distribution shall hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

Section 9.05. Subrogation. A distribution made to holders of Senior Indebtedness which, but for these subordination provisions, would have been made to Subordinated Lenders is not, as between the Borrower and Subordinated Lenders, a payment by the Borrower on Senior Indebtedness. After all Senior Indebtedness is paid in full and until the Subordinated Advances are paid in full, Subordinated Lenders will be subrogated to the rights of holders of Senior Indebtedness to receive payments in respect of Senior Indebtedness.

Section 9.06. Relative Rights; Subordination Not to Prevent Events of Default or Limit Right to Accelerate. These subordination provisions define the relative rights of Subordinated Lenders and holders of Senior Indebtedness and do not impair, as between the Borrower and Subordinated Lenders, the obligation of the Borrower to pay principal of and interest on the Subordinated Advances in accordance with their terms. The failure to make a payment pursuant to the Subordinated Advances by reason of these subordination provisions does not prevent the occurrence of a Default, nor do these subordination provisions have any effect on the right of the Subordinated Lenders or the Agent to accelerate the maturity of the Subordinated Advances upon an Event of Default in accordance with the provisions of Article 6 or prevent the Agent or any Subordinated Lender from exercising its available remedies upon an Event of Default, subject to the rights of holders of Senior Indebtedness to receive distributions otherwise payable to Subordinated Lenders.

Section 9.07. Subordination May Not Be Impaired By the Borrower. No right of any holder of Senior Indebtedness to enforce the subordination of the Subordinated Advances will be impaired by any act or failure to act by the Borrower or by its failure to comply with this Agreement.

Section 9.08. Rights of the Agent. (a) The Agent may continue to make payments on the Subordinated Advances and will not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, the Agent receives written notice from the Borrower or a holder of Senior Indebtedness that payments may not be made as a result of this Article.

(b)  The Agent in its individual or any other capacity may hold Senior Indebtedness with the same rights, including rights under this Article, it would have if it were not the Agent.

Section 9.09. Distributions and Notices to, and Notices and Consents By, Representatives of Holders of Senior Indebtedness. Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to their representative (if any). If there is a representative acting for the holders of any Senior Indebtedness pursuant to the agreements governing such Senior Indebtedness, notices or consents under this Agreement from holders of such Senior Indebtedness may be given only by their representative.

Section 9.10. Payments in Permitted Junior Securities. Notwithstanding anything herein to the contrary, distributions to Subordinated Lenders in the form of Permitted Junior Securities (as defined in Section 9.15) of the Borrower are not subordinated to the prior payment of any Senior Indebtedness or otherwise subject to these subordination provisions, and none of the Subordinated Lenders will be obligated to pay over any such payments or distributions to any holder of Senior Indebtedness.

Section 9.11. Agent Entitled to Rely. For the purpose of ascertaining the outstanding amount of Senior Indebtedness, the holders thereof, and all other information relevant to making any payment or distribution to holders of Senior Indebtedness pursuant to this Article, the Agent and the Subordinated Lenders are entitled to rely upon an order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 9.02 are pending, a certificate of the liquidating trustee or other Person making a payment or distribution to the Agent or to the Subordinated Lenders, or information provided by the holders of Senior Indebtedness. The Agent may defer any payment or distribution pending receipt of evidence or instructions reasonably satisfactory to it or a judicial determination regarding the rights of parties to receive the payment or distribution.

Section 9.12. Agent to Effectuate Subordination. Each Subordinated Lender authorizes and directs the Agent on behalf of such Subordinated Lender to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination of the Subordinated Lenders to the holders of Senior Indebtedness as provided in this Article and appoints the Agent as attorney-in-fact for any and all such purposes, including for the purpose of filing a claim in any proceedings of the nature referred to in Section 9.02.

Section 9.13. Agent Not Fiduciary for Holders of Senior Indebtedness. The Agent will not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and will not be liable to any such holders if it mistakenly pays over or distributes to Subordinated Lenders, or to the Borrower or any other Person, any money or assets to which holders of Senior Indebtedness are entitled by virtue of this Article.

Section 9.14. Reliance By Holder of Senior Indebtedness on Subordination Provisions; No Waiver. (a) Each Subordinated Lender acknowledges and agrees that these subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Indebtedness, whether created or acquired before or after the making of the Subordinated Advances, to acquire or to hold such Senior Indebtedness, and each holder of Senior Indebtedness will be deemed conclusively to have relied on these subordination provisions in acquiring and holding such Senior Indebtedness.

(b)  The holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Agent or the Subordinated Lenders, without incurring any liability or responsibility to the Subordinated Lenders, and without impairing the rights of holders of Senior Indebtedness under these subordination provisions, do any of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding or secured; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the payment of Senior Indebtedness; or (iv) exercise or refrain from exercising any rights against the Borrower and any other Person.

Section 9.15. Defined Terms. For the purpose of this Article 9, the following terms shall have the following meanings:

“Subordinated Lenders” means Lenders holding Subordinated Advances from time to time.

“Permitted Junior Securities” means any securities of the Borrower provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under applicable bankruptcy law relating to the Borrower, that (a) constitute either (i) equity interests of the Borrower or (ii) indebtedness of the Borrower subordinated in right of payment to all Senior Indebtedness of the Borrower then outstanding to at least the same extent as the Subordinated Advances are subordinated herein, (b) are not entitled to the benefit of covenants or defaults materially more favorable to the holders of such securities than those then in effect with respect to the Subordinated Advances and (c) do not provide for any maturity, mandatory redemption, or mandatory repayment or repurchase, upon the occurrence of any event or otherwise, prior to the date six months following the last stated maturity of the Senior Indebtedness of the Borrower, as relevant (as modified by the plan of reorganization or readjustment pursuant to which such securities are issued).

“Senior Indebtedness” means all Senior Obligations owed by the Borrower with respect to the Advances of any Tranche that are not designated as “Subordinated Advances”.

“Senior Obligations” means, with respect to any indebtedness of the Borrower, all obligations for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such indebtedness, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed or allowable as a claim in such case or proceeding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE INTERPUBLIC GROUP OF COMPANIES, INC., as Borrower
	By:	/s/ Ellen Johnson
		Name:	Ellen Johnson
		Title:	Senior Vice Pres. & Treasurer

MORGAN STANLEY CAPITAL SERVICES INC., as Agent and L/C Administrator
	By:	/s/ Madhu Philips
		Name:	Madhu Philips
		Title:	Vice President

Amount of Commitment $750,000,000	ELF SPECIAL FINANCING LTD., as Initial Lender and L/C Issuer
	By:	/s/ Chris Marett
		Name:	Chris Marett
		Title:	Director

SCHEDULE 1

LIST OF APPLICABLE LENDING OFFICES

Name of the Initial Lender	Applicable Lending Office
ELF Special Financing Ltd.	Maples Finance Limited P.O. Box 1093 GT Queensgate House, South Church Street, George Town Grand Cayman, Cayman Islands

SCHEDULE 4.01(g)

The United Kingdom income tax returns (“computations”) for The Interpublic Group of Companies, Inc. for 2004 have been delayed beyond their due date. The primary reason for the delay is that the statutory financial statements had been delayed. Representatives of the Borrower have met with the UK tax authorities (“HMRC”) and informed them of the delay. The Borrower and HMRC have agreed informally on a revised timetable to file the 2004 returns and the Borrower intends to comply with this timetable.

The Borrower and its Consolidated Subsidiaries are engaged in business in many jurisdictions outside of the United States in addition to the United Kingdom (there are approximately 1,200 legal entities doing business outside of the United States). The Borrower is aware of certain other instances where corporate income tax returns in certain foreign jurisdictions are overdue. Most of these instances arise from delays in producing financial statements arising from the restatement adjustments that needed to be reflected therein.

The Borrower believes that penalties resulting from these instances of late filing of income tax returns outside of the United States would not have a material adverse effect on the financial position of the Borrower and its Consolidated Subsidiaries as a whole.

EXHIBIT A-1

FORM OF

STERLING L/C BACKSTOP LETTER OF CREDIT

No. [___]

June 13, 2006

MORGAN STANLEY CAPITAL

SERVICES INC.

1585 Broadway, 2nd Floor

New York, New York 10036

Attention: James Hill

Ladies and Gentlemen:

We, ELF SPECIAL FINANCING LTD. (the “L/C Issuer”), hereby establish, at the request and for the account of THE INTERPUBLIC GROUP OF COMPANIES, INC. (the “Account Party”), in your favor, as beneficiary (the “Beneficiary”), our Irrevocable Standby Letter of Credit No. [IPG__-__] in the amount equal to the Available Amount (as defined below), effective immediately and expiring at 11:00 a.m. (New York City time) on the Termination Date (as defined below). For the purpose hereof, “Dollars” and “$” mean the lawful currency of the United States.

This Letter of Credit has been issued in your favor in support of that certain Irrevocable Transferable Standby Letter of Credit No. [__] that you will issue for the account of the Account Party on the date hereof (the “MSCS L/C”). The “Available Amount” under this Letter of Credit means, at any time, (a) $[__] minus (b) the amount of any reduction in the Available Amount required pursuant to a notice (an “Available Amount Reduction Notice”) delivered by the L/C Issuer prior to such time, which reduction shall take effect at 11:00 a.m. (New York City time) on the Available Amount Reduction Date minus (c) without duplication of any reduction pursuant to clause (b), the amount of any drawing hereunder prior to such time. “Available Amount Reduction Date” means the date specified as the Available Amount Reduction Date in an Available Amount Reduction Notice delivered not later than one Business Day prior to such specified date.

We hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereof, upon the receipt by Morgan Stanley Capital Services Inc. (“MSCS”), as letter of credit administrator (in such capacity, the “L/C Administrator”), of (a) your draft, payable at sight and (b) a certificate, in

A-1-1

substantially the form of Annex A attached hereto, which shall be signed by one of your authorized representatives, in each case presented to the L/C Administrator on a day of the year other than a Saturday or a Sunday or a day on which banking institutions in New York City or Chicago, Illinois are authorized or required by law, regulation or executive order to close (a “Business Day”) on or before the termination hereof. “Termination Date” means the earlier of (a) June 1, 2009 and (b) the Early Termination Date. “Early Termination Date” means the Business Day specified as the “Early Termination Date” in a notice of the termination of this Letter of Credit (an “Early Termination Notice”) provided to you (to the address and facsimile number specified below) not less than one Business Day prior to such specified date. Any such draft required to be delivered is referred to herein as a “Draft” and any such certificate required to be delivered is referred to herein as a “Certificate”.

Funds in U.S. dollars under this Letter of Credit are available to you against your Draft and Certificate, each referring thereon to the number of this Letter of Credit, presented to the L/C Administrator at its office located at 1585 Broadway 2nd floor, New York NY 10036, Attention: Structured Credit Products, James J. Hill (Telephone: (212) 761-2514, Facsimile No.: (212) 507-8465), or such other person as shall be notified to you from time to time. If the L/C Administrator receives your Draft and Certificate, all in strict conformity with the terms and conditions of this Letter of Credit, not later than 11:00 a.m. (New York City time), on a Business Day prior to the termination hereof, we will honor the same by 4:00 p.m. (New York City time), on the same day in accordance with the payment instructions set forth below. If the L/C Administrator receives your Draft and Certificate at such office, all in strict conformity with the terms and conditions of this Letter of Credit, after 11:00 a.m. (New York City time) on a Business Day prior to the termination hereof, we will honor the same by 2:00 p.m. (New York City time) on the next succeeding Business Day in accordance with the payment instructions set forth below. Notwithstanding anything herein to the contrary, if the L/C Issuer shall have delivered an Available Amount Reduction Notice or an Early Termination Notice, the Beneficiary shall be deemed to have delivered, prior to 11:00 a.m. (New York City time) on the Available Amount Reduction Date or the Early Termination Date, as applicable, a Draft strictly complying with the terms and conditions of this Letter of Credit to draw an amount equal to (i) in the case of an Early Termination Notice, the full Available Amount hereof and (ii) in the case of an Available Amount Reduction Notice, the amount of the reduction in Available Amount set forth therein, and in either case any requirement hereunder for the delivery of any Certificate shall be waived. Multiple partial drawings under this Letter of Credit are permitted.

Payment under this Letter of Credit shall be made by wire transfer of same day funds to an account in the name of MSCS maintained at Citibank, N.A. (or such other bank as shall be agreed in writing by the Beneficiary and the beneficiary of the MSCS L/C from time to time), which account is pledged to the

A-1-2

beneficiary of the MSCS L/C (the “Cash Collateral Account”); provided, however, that if, prior to the date of such payment, the Beneficiary shall have paid the full amount of the MSCS L/C in accordance with the terms thereof, such payment shall be made to an account of the Beneficiary designated by the Beneficiary from time to time. Whenever the beneficiary of the MSCS L/C sends you and us notice identifying the MSCS account maintained at Citibank, N.A. (or such other bank as shall be agreed in writing by the Beneficiary and the beneficiary of the MSCS L/C from time to time) into which payment under this Letter of Credit is to be made, such identification shall be incorporated by reference as though fully set forth herein.

This Letter of Credit shall terminate at 11:00 a.m. (New York City time) on the Termination Date.

If a demand for payment does not conform to the terms and conditions of this Letter of Credit, the L/C Administrator will notify you thereof by telecommunication, within a reasonable time after such delivery of such demand for payment (not to exceed the time permitted for honor of a conforming demand), and the L/C Administrator shall hold all documents at your disposal or, at your option, return the same to you. Dishonor of your demand shall not prejudice your right to cure and re-present documents or to make a later demand on or before the termination hereof.

This Letter of Credit shall be governed by the Uniform Customs and Practice For Documentary Credits (1993 Revision) International Chamber of Commerce No. 500 (the “UCP”). As to matters not governed by the UCP, such matters shall be governed by and construed in accordance with the laws of the State of New York.

Telecommunications hereunder shall be made by telecopy or by telephone to the numbers set forth or referred to below, and notices that may be personally delivered or mailed shall be made (a) if to the L/C Administrator or the L/C Issuer, to the L/C Administrator at the address set forth above or otherwise notified to you from time to time with a copy to LaSalle Bank National Association, 181 West Madison Street, 32nd Floor, Chicago, Illinois, 60602, Attention: CDO Trust Services Group - ELF Special Financing Ltd., Telephone: (312) 904-0881, Facsimile No.: (312) 904-0524 and (b) if to the Beneficiary, to it at Morgan Stanley Capital Services Inc., 1585 Broadway, 2nd Floor, New York, New York 10036, Attn.: Structured Credit Products, Attention: James Hill, Telephone: (212) 761-2514, Facsimile No.: (212) 507-8465, or otherwise notified to you from time to time.

We agree that any action or proceeding relating in any way to this Letter of Credit may be brought and enforced in the courts of the State of New York located in the Borough of Manhattan, or, to the fullest extent permitted under

A-1-3

applicable law, of the United States of America for the Southern District of New York. Legal process may be served in connection with any suit, action or proceeding to the addresses and in the manner set forth herein.

The Beneficiary, by its acceptance hereof, hereby covenants that it will not at any time institute against the L/C Issuer, or join any person in instituting against the L/C Issuer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or any other similar proceedings under any Cayman Islands, United States federal or state, or other bankruptcy, insolvency or similar law in connection with any obligations of the L/C Issuer relating to this Letter of Credit until at least one year and one day (or any longer preference period under applicable law) has lapsed after the payment in full of all amounts payable in respect of this Letter of Credit; provided, however, that nothing in this paragraph shall preclude, or be deemed to estop, the Beneficiary from taking any action prior to the expiration of the aforementioned one year and one day period in any case or proceeding voluntarily filed or commenced by the L/C Issuer or in any involuntary insolvency proceeding filed or commenced against the L/C Issuer by any person other than the Beneficiary.

The obligations of the L/C Issuer hereunder constitute direct, limited recourse obligations of the L/C Issuer, and are payable only to the extent that funds are available from the assets or the proceeds of the assets of the L/C Issuer (the “Available Funds”). To the extent the Available Funds are insufficient to satisfy such obligations, such obligations will be extinguished. The Beneficiary hereby acknowledges and agrees that the L/C Issuer’s obligations hereunder will be solely the corporate obligations of the L/C Issuer and that the Beneficiary shall not have any recourse (in the absence of fraud or willful misconduct) against any of the directors, officers or employees of the L/C Issuer for any claims, losses, damages, liabilities, indemnities or other obligations whatsoever in connection with any transactions contemplated by hereby.

The L/C Issuer hereby consents to the assignment of the proceeds of this Letter of Credit by the Beneficiary to the beneficiary of the MSCS L/C to secure the obligations of the Beneficiary to such beneficiary under the MSCS L/C.

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Very truly yours,
ELF SPECIAL FINANCING LTD.
By: MORGAN STANLEY CAPITAL SERVICES INC., as L/C Administrator

By:	___________________________________
Name:
Title:

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Annex A

[Form of Certificate for Draft]

CERTIFICATE FOR DRAWING

Irrevocable Standby Letter of Credit No. [IPG___-__]

The undersigned, a duly authorized representative of the undersigned Beneficiary, hereby certifies to ELF Special Financing Ltd. (the “L/C Issuer”), with reference to Irrevocable Letter of Credit No. [___] (the “Letter of Credit”, the terms defined therein and not otherwise defined herein being used herein as therein defined) issued by the L/C Issuer in favor of the Beneficiary, as follows:

(a)	The Beneficiary is making a drawing under the Letter of Credit.
(b)

A draft has been presented under our Irrevocable Transferable Standby Letter of Credit No. [___] issued on [_____] for the account of The Interpublic Group of Companies, Inc. in an amount equal to ₤[______] (the “Sterling Draw Amount”) [which has been paid in full by [wire/SWIFT] transfer to account [____]][1]. The amount of the Draft accompanying this Certificate is $[______], which is the Sterling Draw Amount multiplied by 1.8544.

_________________________

1 Use bracketed payment in full language only if the Beneficiary has paid under the referenced letter of credit before drawing under this letter of credit.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the       day of           , 20[__].

MORGAN STANLEY CAPITAL SERVICES INC., as Beneficiary

By:   __________________________________________

Name:

Title:

EXHIBIT A-2

FORM OF

DOLLAR L/C BACKSTOP LETTER OF CREDIT

No. [___]

[___________]

[BENEFICIARY]

[ADDRESS OF BENEFICIARY]

Ladies and Gentlemen:

We, ELF SPECIAL FINANCING LTD. (the “L/C Issuer”), hereby establish, at the request and for the account of THE INTERPUBLIC GROUP OF COMPANIES, INC. (the “Account Party”), in your favor, as beneficiary (the “Beneficiary”), our Irrevocable Standby Letter of Credit No. [IPG__-__] in the amount equal to the Available Amount (as defined below), effective immediately and expiring at 11:00 a.m. (New York City time) on the Termination Date (as defined below). For the purpose hereof “Dollars” and “$” mean the lawful currency of the United States.

This Letter of Credit has been issued in your favor in support of that certain Irrevocable Standby Letter of Credit No. [    ] that you will issue for the account of the Account Party on the date hereof (the “Beneficiary L/C”). The “Available Amount” under this Letter of Credit means, at any time, [(a)] $[      ] [minus (b) the amount of any reduction in the Available Amount required pursuant to a notice (an “Available Amount Reduction Notice”) delivered by the L/C Issuer prior to such time, which reduction shall take effect at [11:00] a.m. (New York City time) on the Available Amount Reduction Date minus (c) without duplication of any reduction pursuant to clause (b), the amount of any drawing hereunder prior to such time. “Available Amount Reduction Date” means the date specified as the Available Amount Reduction Date in an Available Amount Reduction Notice delivered not later than one Business Day prior to such specified date.]2

We hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereof, upon the receipt by Morgan Stanley Capital Services Inc. (“MSCS”), as letter of credit administrator (in such capacity, the “L/C Administrator”), of (i) your draft, payable at sight and (ii) a certificate, in substantially the form of Annex A attached hereto, which shall be signed by one of your authorized representatives, in each case presented to the L/C

_________________________

2 Delete (b) and (c) if partial draws will not be permitted.

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Administrator on a day of the year other than a Saturday or a Sunday or a day on which banking institutions in New York City or Chicago, Illinois, are authorized or required by law, regulation or executive order to close (a “Business Day”)3 on or before the termination hereof. “Termination Date” means the earlier of (a) [Not Later Than The Maturity Date] and (b) the Early Termination Date. “Early Termination Date” means the Business Day specified as the “Early Termination Date” in a notice of the termination of this Letter of Credit (an “Early Termination Notice”) provided to you (to the address and facsimile number specified below) not less than one Business Day prior to such specified date. Any such draft required to be delivered is referred to herein as a “Draft” and any such certificate required to be delivered is referred to herein as a “Certificate”.

Funds in Dollars under this Letter of Credit are available to you against your Draft and Certificate, each referring thereon to the number of this Letter of Credit, presented to the L/C Administrator at its office located at 1585 Broadway 2nd floor, New York NY 10036, Attention: Structured Credit Products, James J. Hill (Telephone: (212) 761-2514, Facsimile No.: (212) 507-8465), or such other person as shall be notified to you from time to time. If the L/C Administrator receives your Draft and Certificate, all in strict conformity with the terms and conditions of this Letter of Credit, not later than 11:00 a.m. (New York City time), on a Business Day prior to the termination hereof, we will honor the same by 4:00 p.m. (New York City time), on the same day in accordance with the payment instructions set forth below. If the L/C Administrator receives your Draft and Certificate at such office, all in strict conformity with the terms and conditions of this Letter of Credit, after 11:00 a.m. (New York City time) on a Business Day prior to the termination hereof, we will honor the same by 2:00 p.m. (New York City time) on the next succeeding Business Day in accordance with the payment instructions set forth below. [Notwithstanding anything herein to the contrary, if the L/C Issuer shall have delivered an Available Amount Reduction Notice or an Early Termination Notice, the Beneficiary shall be deemed to have delivered, prior to [11:00] a.m. (New York City time) on the Available Amount Reduction Date or the Early Termination Date, as applicable, a Draft strictly complying with the terms and conditions of this Letter of Credit to draw an amount equal to (i) in the case of an Early Termination Notice, the full Available Amount hereof and (ii) in the case of an Available Amount Reduction Notice, the amount of the reduction in Available Amount set forth therein, and in either case any requirement hereunder for the delivery of any Certificate shall be waived.]4 Multiple partial drawings under this Letter of Credit are [not] permitted.

_________________________

3  Modify if necessary to reflect Business Day convention for letters of credit backstopped by this Letter of Credit.

4  Delete if automatic drawings will not be permitted.

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Payment under this Letter of Credit shall be made by wire transfer of Federal Reserve Bank of New York funds to (i) if such payment is made as a result of an actual delivery of your Draft and Certificate, such account as the beneficiary of the Beneficiary L/C may notify the L/C Issuer from time to time and (ii) if such payment is made as a result of deemed delivery of a Draft, such account of the Account Party as the Account Party and the beneficiary of the Beneficiary L/C may notify the L/C Issuer from time to time; provided, however, that if, prior to the date of such payment, the Beneficiary shall have paid (i) in the case of a payment made as a result of an actual delivery of a Draft and Certificate, a corresponding amount under the Beneficiary L/C and (ii) otherwise, the full amount of the Beneficiary L/C, such payment shall be made to an account of the Beneficiary designated by the Beneficiary from time to time.

This Letter of Credit shall terminate at 11:00 a.m. (New York City time) on the Termination Date.

If a demand for payment does not conform to the terms and conditions of the Letter of Credit, the L/C Administrator will notify you thereof by telecommunication, within a reasonable time after such delivery of such demand for payment (not to exceed the time permitted for honor of a conforming demand), and the L/C Administrator shall hold all documents at your disposal or, at your option, return the same to you. Dishonor of your demand shall not prejudice your right to cure and re-present documents or to make a later demand before the termination hereof.

This Letter of Credit shall be governed by the Uniform Customs and Practice For Documentary Credits (1993 Revision) International Chamber of Commerce No. 500 (the “UCP”). As to matters not governed by the UCP, such matters shall be governed by and construed in accordance with the laws of the State of New York.

Telecommunications hereunder shall be made by telecopy or by telephone to the numbers set forth or referred to below, and notices that may be personally delivered or mailed shall be made (a) if to the L/C Administrator or the L/C Issuer, to the L/C Administrator at its address set forth above or otherwise notified to you from time to time with a copy to LaSalle Bank National Association, 181 West Madison Street, 32nd Floor, Chicago, Illinois, 60602, Attention: CDO Trust Services Group - ELF Special Financing Ltd., Telephone: (312) 904-0881, Facsimile No.: (312) 904-0524 and (b) if to the Beneficiary, to it at [___], Attention: [___], Telephone: [___], Facsimile No.: [___] or otherwise notified to you from time to time.

We agree that any action or proceeding relating in any way to this Letter of Credit may be brought and enforced in the courts of the State of New York located in the Borough of Manhattan, or, to the fullest extent permitted under applicable law, of the United States of America for the Southern District of New

A-2-4

York. Legal process may be served in connection with any suit, action or proceeding to the addresses and in the manner set forth herein.

The Beneficiary, by its acceptance hereof, hereby covenants that it will not at any time institute against the L/C Issuer, or join any person in instituting against the L/C Issuer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or any other similar proceedings under any Cayman Islands, United States federal or state, or other bankruptcy, insolvency or similar law in connection with any obligations of the L/C Issuer relating to this Letter of Credit until at least one year and one day (or any longer preference period under applicable law) has lapsed after the payment in full of all amounts payable in respect of this Letter of Credit; provided, however, that nothing in this paragraph shall preclude, or be deemed to estop, the Beneficiary from taking any action prior to the expiration of the aforementioned one year and one day period in any case or proceeding voluntarily filed or commenced by the L/C Issuer or in any involuntary insolvency proceeding filed or commenced against the L/C Issuer by any person other than the Beneficiary.

The obligations of the L/C Issuer hereunder constitute direct, limited recourse obligations of the L/C Issuer, and are payable only to the extent that funds are available from the assets or the proceeds of the assets of the L/C Issuer (the “Available Funds”). To the extent the Available Funds are insufficient to satisfy such obligations, such obligations will be extinguished. The Beneficiary hereby acknowledges and agrees that the L/C Issuer’s obligations hereunder will be solely the corporate obligations of the L/C Issuer and that the Beneficiary shall not have any recourse (in the absence of fraud or willful misconduct) against any of the directors, officers or employees of the L/C Issuer for any claims, losses, damages, liabilities, indemnities or other obligations whatsoever in connection with any transactions contemplated by hereby.

[The L/C Issuer hereby consents to the assignment of the proceeds of this Letter of Credit by the Beneficiary to [name of beneficiary of Beneficiary L/C] to secure the obligations of the Beneficiary to [name of beneficiary of Beneficiary L/C] under the Beneficiary L/C.]

A-2-5

Very truly yours,
ELF SPECIAL FINANCING LTD.
By: MORGAN STANLEY CAPITAL SERVICES INC., as L/C Administrator

By:	___________________________________
Name:
Title:

A-2-5

Annex A

[Form of Certificate for Draft]

CERTIFICATE FOR DRAWING

Irrevocable Standby Letter of Credit No. [IPG___-__]

The undersigned, a duly authorized representative of the undersigned Beneficiary, hereby certifies to ELF Special Financing Ltd. (the “L/C Issuer”), with reference to Irrevocable Standby Letter of Credit No. [___] (the “Letter of Credit”, the terms defined therein and not otherwise defined herein being used herein as therein defined) issued by the L/C Issuer in favor of the Beneficiary, as follows:

(a)	The Beneficiary is making a drawing under the Letter of Credit.
(b)	INSERT APPROPRIATE OPTION:
A draft has been presented under our Irrevocable Standby Letter of Credit No. [___] issued by the Beneficiary in favor of [name of beneficiary under Beneficiary L/C] as beneficiary, in an amount equal to $[______][and which has been paid in full by [wire/SWIFT] transfer to account [____]][5]. The amount of the Draft accompanying this Certificate is $[___][6].
OR
[Morgan Stanley Capital Services Inc., in its capacity as L/C Administrator in respect of the Letter of Credit, has delivered an Early Termination Notice. The amount of the Draft accompanying this Certificate is equal to $[__], which equals the Available Amount of $[__].][7]
OR

_________________________

5 Use bracketed payment in full language only if the Beneficiary has paid under the referenced letter of credit before drawing under this letter of credit.

6 The amount of the draft should not be greater than the amount of the drawing referred to in the preceding sentence.

7 Delete if such terminations will be automatic.

A-2-6

[Morgan Stanley Capital Services Inc., in its capacity as L/C Administrator in respect of the Letter of Credit, has delivered an Available Amount Reduction Notice which will reduce the Available Amount by $[__]. The amount of the Draft accompanying this Certificate is equal to $[__]8].9

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the       day of           , 20[__].

[______], as Beneficiary
By:	___________________________________
Name:
Title:

_________________________

8 The amount of the Draft should match the amount of the reduction set forth in the Available Amount Reduction Notice.

9 Delete if either such reductions will be automatic or if partial drawings are not permitted.

A-1-7

EXHIBIT A-3

FORM OF

LETTER OF CREDIT AMENDMENT

Reference is made to the Irrevocable Standby Letter of Credit No. ☐ (the “Letter of Credit”, the terms defined therein and not otherwise defined herein being used herein as therein defined) issued by ELF Special Financing Ltd. (the “L/C Issuer”), for the account of The Interpublic Group of Companies, Inc., in favor of [__] (the “Beneficiary”).

The parties hereto hereby agree that the Available Amount of the Letter of Credit is [increased][decreased] to $[__].

ELF SPECIAL FINANCING LTD. By: MORGAN STANLEY CAPITAL SERVICES INC., as L/C Administrator
By:
Name:
Title:

[NAME OF BENEFICIARY]
By:
Name:
Title:

THE INTERPUBLIC GROUP OF COMPANIES, INC., as Account Party
By:
Name:
Title:

A-3-1

EXHIBIT B

FORM OF NOTE

U.S.$_______________	Dated: _____________, 200_

FOR VALUE RECEIVED, the undersigned, THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to ________________________ or its registered assigns (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Initial Lender’s Commitment in figures] [or, if less, the aggregate] principal amount of the [Tranche [_____]] Advances owed to the Lender by the Borrower pursuant to the 3-Year Credit Agreement dated as of [__], 2006, among the Borrower, ELF Special Financing Ltd., as Initial Lender and L/C Issuer, certain other lenders parties thereto, Morgan Stanley Capital Services Inc. as the agent for the Lender and the other lenders and as L/C Administrator (as amended or modified from time to time, the “Credit Agreement” the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each [Tranche [_____]] Advance from the date of such [Tranche [_____]] Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each [Tranche [_____]] Advance are payable in lawful money of the United States of America to the Agent at its account maintained at [_______________], in same-day funds. Each [Tranche [_____]] Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, may be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. [The Subordinated Advances evidenced by this Note are subordinated in right of payment in the manner and to the extent specified in the Credit Agreement].

“THIS NOTE AND THE ADVANCES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

B-1

AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER THIS NOTE, THE ADVANCES EVIDENCED HEREBY NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF REPRESENTS THAT IT IS AN ELIGIBLE ASSIGNEE AS DEFINED IN THE CREDIT AGREEMENT. THE HOLDER OF THIS NOTE AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE AND THE ADVANCES EVIDENCED HEREBY ONLY TO AN ELIGIBLE ASSIGNEE AS DEFINED IN THE CREDIT AGREEMENT. NO SALE OR OTHER TRANSFER OF THE NOTE OR THE ADVANCES WILL BE PERMITTED WHICH WOULD REQUIRE REGISTRATION OF THE NOTES OR THE ADVANCES EVIDENCED HEREBY UNDER THE SECURITIES ACT OR RESULT IN A VIOLATION OF ANY FEDERAL OR STATE SECURITIES LAW OR REGULATION.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
By:	___________________________________
Name:
Title:

B-3

Advances and Payments of Principal

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

B-3

EXHIBIT C

FORM OF NOTICE OF BORROWING

Morgan Stanley Capital Services Inc., as the Agent

for the Lenders party

to the Credit Agreement

referred to below

[__________]

[Date]

Attention: [_____________]

Ladies and Gentlemen:

The undersigned, The Interpublic Group of Companies, Inc., refers to the 3-Year Credit Agreement dated as of [_________], 2006 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among The Interpublic Group of Companies, Inc., certain Lenders parties thereto, and Morgan Stanley Capital Services Inc., as the Agent for said Lenders and as L/C Administrator, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02 of the Credit Agreement:

(i)           The Business Day of the Proposed Borrowing is _______________, 200_.

(ii)          The aggregate amount of the Proposed Borrowing is [$_______________].

(iii)        The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)         the representations and warranties contained in subsections (a)(i), (a)(ii), (b)(ii)(A), (d)(ii) and (f) of Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(B)         the Termination Date has not occurred; and

(C)         immediately after giving effect to the Proposed Borrowing, the aggregate principal amount of all Advances then

C-1

outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding shall not exceed the amount of the Commitment on such date.

Very truly yours,
THE INTERPUBLIC GROUP OF COMPANIES, INC.
By:	___________________________________
Title:

D-1

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]10 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]11 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]12 hereunder are several and not joint.]13 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations

_________________________

10 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

11 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

12 Select as appropriate.

13 Include bracketed language if there are either multiple Assignors or multiple Assignees.

sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	______________________________
______________________________
2.	Assignee[s]:	______________________________
______________________________

3.	Borrower(s):	______________________________
4.	Administrative Agent: Morgan Stanley Capital Services Inc., as the Administrative Agent under the Credit Agreement
5.

Credit Agreement:        Credit Agreement, dated as of [__], 2006, among The Interpublic Group of Companies, Inc., as Borrower, ELF Special Financing LTD., as Initial Lender and L/C Issuer, the other Lenders from time to time party thereto, and Morgan Stanley Capital Services Inc. as Administrative Agent and L/C Administrator.

6.	Assigned Interest:
Assignor[s][14]	Assignee[s][15]	Facility Assigned[16]	Aggregate Amount of Commitment/Loans for all Lenders[17]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[18]	CUSIP Number

		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%

_________________________

14 List each Assignor, as appropriate.

15 List each Assignor, as appropriate.

16 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment”, “Term A Commitment”, etc.).

17 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

18  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

____________%
____________	$________________	$_________	____________%
____________	$________________	$_________	____________%

[7.	Trade Date:	__________________][19]

Effective Date: __________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF THE TRANSFER IN THE REGISTER THEREFOR.]

[8.          It is expressly understood and agreed by the parties hereto that (a) this Assignment and Assumption is executed and delivered on behalf of the Initial Lender by LaSalle Bank National Association (“LaSalle”), not individually or personally but solely as the Notes Issuer Representative of the Initial Lender, in the exercise of the powers and authority conferred and vested in it pursuant to the Indenture, (b) each of the representations, undertakings and agreements herein made on the part of the Initial Lender is made and intended not as personal representations, undertakings and agreements by LaSalle but is made and intended for the purpose of binding only the Notes Issuer, and (c) under no circumstances shall LaSalle be personally liable for the payment of any indebtedness or expenses of the Initial Lender or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Initial Lender under the Credit Agreement or this Assignment and Assumption.]20

_________________________

19 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

20 To be inserted in assignment to be made by the Initial Lender.

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The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By: _____________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By: _____________________________

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

3-YEAR CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1.        Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.        Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee as defined in the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive such documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-1

FORM OF OPINION OF

CLEARY GOTTLIEB STEEN & HAMILTON LLP

[Effective Date]

The parties named as Lenders in

the below-referenced Credit Agreement

Ladies and Gentlemen:

We have acted as special counsel to The Interpublic Group of Companies, Inc., a Delaware corporation (the “Borrower”), in connection with that certain 3-Year Credit Agreement dated as of [_______], 2006 (the “Credit Agreement”), among the Borrower, the Lenders and L/C Issuer parties thereto, and Morgan Stanley Capital Services Inc., as Agent for said Lenders and as L/C Administrator. This opinion is furnished to you pursuant to Section 3.01(c)(iv) of the Credit Agreement.

In arriving at the opinions expressed below, we have reviewed the following documents:

(1)	an executed copy of the Credit Agreement;
(2)	a form of Note (as defined in the Credit Agreement); and
(3)	the other documents furnished by the Borrower pursuant to Article 3 of the Credit Agreement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Borrower and such other instruments and other certificates of public officials, officers and representatives of the Borrower and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Borrower in the Credit Agreement) and (ii) that the Notes, as and when issued will conform to the form thereof that we have reviewed.

E-1-1

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.            The Borrower has corporate power to enter into the Credit Agreement and the Notes and to perform its obligations thereunder.

2.            The execution and delivery by the Borrower of the Credit Agreement and the Notes have been duly authorized by all necessary corporate action of the Borrower.

3.            The performance by the Borrower of its obligations under the Credit Agreement and the Notes (a) does not require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States, the State of Delaware or the State of New York and (b) does not result in a violation of any applicable United States federal or New York State law or published rule or regulation or the Delaware General Corporation Law.

4.            The Credit Agreement is a valid, binding and enforceable agreement of the Borrower.

5.            The Notes, when issued in respect of any Advances in accordance with the provisions of the Credit Agreement, will be valid, binding and enforceable obligations of the Borrower.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Borrower, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Borrower regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

We express no opinion as to the applicability or effect of the laws of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that may limit the rates of interest which may be charged or collected.

We have assumed that any assignments made by or among the Lenders of their rights and obligations under the Credit Agreement will not contravene New York Judiciary Law Section 489 (which makes it a criminal offense to take an

E-1-3

assignment of a debt obligation with the intent of and for the purpose of bringing an action or proceeding thereon).

We note that the designation in Section 8.12(a) of the Credit Agreement of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to the Credit Agreement is (notwithstanding the waiver in Section 8.12(b) of the Credit Agreement) subject to the power of such federal court to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such action or proceeding.

With respect to the first sentence of Section 8.12(a) of the Credit Agreement, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Credit Agreement where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

The opinion expressed in paragraph 3 above relates only to those laws, rules and regulations that, in our experience, are normally applicable to general business entities with respect to performance of transactions of the type referred to in the Credit Agreement.

The foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States, but we express no opinion as to any state securities or Blue Sky laws or United States federal securities laws.

We are furnishing this opinion letter to you solely for your benefit in connection with the Credit Agreement. This opinion letter is not to be relied on or furnished to any other Person or used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, a copy of this opinion letter may be furnished to, and relied upon by, your successors and a permitted transferee who becomes a party to the Credit Agreement as a Lender thereunder, and you or any such successor or transferee may show this opinion to any governmental authority pursuant to requirements of applicable law or regulations. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any such transferee or governmental authority or any other Person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

E-1-4

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:

E-2-1

EXHIBIT E-2

FORM OF OPINION OF

IN-HOUSE COUNSEL OF THE BORROWER

[Effective Date]

To each of the Lenders party

to the below-referenced Credit Agreement

3-Year Credit Agreement

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(c)(iv) of the 3-Year Credit Agreement dated as of [________], 2006 (the “Credit Agreement”), among The Interpublic Group of Companies, Inc. (the “Borrower”), the Lenders and L/C Issuer parties thereto, and Morgan Stanley Capital Services Inc., as Agent for said Lenders and as L/C Administrator. Terms defined in the Credit Agreement are used herein as therein defined.

I have acted as General Counsel for the Borrower in connection with the preparation, execution and delivery of the Credit Agreement.

In arriving at the opinions expressed below, I have examined the following documents:

(1)          An executed copy of the Credit Agreement.

(2)          The documents furnished by the Borrower pursuant to Article 3 of the Credit Agreement.

(3)          A copy of the Restated Certificate of Incorporation of the Borrower and all amendments thereto (the “Charter”).

(4)          A copy of the bylaws of the Borrower and all amendments thereto (the “Bylaws”).

(5)          A certificate of the Secretary of State of the State of Delaware, dated __________, 2006, attesting to the continued corporate existence and good standing of the Borrower in that State.

E-2-1

In addition, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower and such other persons as I have deemed necessary as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed (including, without limitation, the accuracy of the representations and warranties of the Borrower in the Credit Agreement).

Based upon the foregoing and subject to the further assumptions and qualifications set forth below, it is my opinion that:

1.            The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware.

2.            The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the Bylaws or (ii) any material contractual or legal restriction known to me contained in any material document to which the Borrower is a party or by which it is bound. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Borrower.

3.            To the best of my knowledge, no authorization, approval or other action by, and no notice to or filing with, any third party is required for the execution, delivery and performance by the Borrower of the Credit Agreement and the Notes.

4.            To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Borrower or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator that purport to affect the validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or, except as disclosed in the Borrower’s reports filed with the Securities and Exchange Commission prior to the Effective Date, that are likely to have a materially adverse effect upon the financial condition or operations of the Borrower and its Consolidated Subsidiaries taken as a whole.

E-2-3

The foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States.

I am furnishing this opinion letter to you solely for your benefit in connection with the Credit Agreement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, a copy of this opinion letter may be furnished to, and relied upon by, your successors and a permitted transferee who becomes a party to the Credit Agreement as a Lender thereunder, and you or any such successor or transferee may show this opinion to any governmental authority pursuant to requirements of applicable law or regulations. The opinions expressed herein are, however, rendered on and as of the date hereof, and I assume no obligation to advise you or any such transferee or governmental authority or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

Nicholas J. Camera, General Counsel